Exhibit 2.1
Execution Version

PURCHASE AND SALE AGREEMENT
by and among
SGR HOLDINGS, L.L.C.,
SOUTHERN PINES ENERGY INVESTMENT CO., LLC
and
PAA NATURAL GAS STORAGE, L.P.,
dated as of
December 28, 2010

1

1

2

3

Disclosure Schedules
Schedule 1.1(b)	—	Sellers’ Knowledge

Schedule 1.1(c)	—	Net Working Capital

Schedule 1.1(d)	—	Permitted Liens

Schedule 2.2	—	Purchase Price Calculation and Adjustments

Schedule 2.3(b)	—	Liens under Secured Bank Group Debt

Schedule 2.4	—	Sample Estimated Capital Expenditures

Schedule 3.3	—	Seller Approvals

Schedule 3.6	—	Ownership of Company Units

Schedule 4.2	—	Company Approvals

Schedule 4.4	—	Company Financial Statements

Schedule 4.5	—	Property

Schedule 4.6	—	Litigation

Schedule 4.7	—	Taxes

Schedule 4.8	—	Certain Changes

Schedule 4.9	—	Disclosed Contracts

Schedule 4.10	—	Permits; Compliance with Laws

Schedule 4.12	—	Employee Benefit Plans

Schedule 4.13	—	Environmental Matters

Schedule 4.14	—	Company Policies

Schedule 4.15	—	Personal Property

Schedule 4.18	—	Gas In Place

Schedule 4.19	—	Bank Accounts and Powers of Attorney

Schedule 5.3	—	Buyer Approvals

Schedule 6.1	—	Certain Permitted Conduct of Business

Schedule 6.1(a)(y)(v)	—	Permitted Capital Expenditures

Schedule 6.14	—	Property Covered by Title Commitments

Schedule 6.18	—	Inventory Verification

Schedule 8.2(b)	—	Required Seller and Company Approvals

Schedule 9.7(b)	—	Storage Contracts

4

Exhibits

Exhibit A	—	Descriptions of Gas Storage Facility and Conveyed Lands

Exhibit B	—	Form of Assignment and Assumption Agreement

Exhibit C	—	Form of Mutual Release Agreement

Exhibit D	—	Form of Conveyed Lands Assignment Agreement

Exhibit E-1	—	Form of Individual Sponsor Guaranty

Exhibit E-2	—	Form of Fund Sponsor Guaranty

Exhibit F	—	Applicable Percentages

Exhibit G	—	Form of Mineral Deed

5

PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT, dated as of December 28, 2010 (this “Agreement”), is entered into by and among SGR HOLDINGS, L.L.C., a Delaware limited liability company (“SGR”), SOUTHERN PINES ENERGY INVESTMENT CO., LLC, a Delaware limited liability company (“SPE” and, together with SGR, each a “Seller” and collectively, “Sellers”), PAA NATURAL GAS STORAGE, L.P., a Delaware limited partnership (“Buyer”), and, for the limited purposes set forth on the signature pages hereto, SG RESOURCES MISSISSIPPI, L.L.C., a Delaware limited liability company (the “Company”) and PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (“PAA”).
RECITALS
          WHEREAS, the Company owns and operates an underground natural gas storage facility located in Greene County, Mississippi and extending into Mobile County, Alabama, as more fully described in Exhibit A attached hereto (the “Facility”);
          WHEREAS, Sellers own, in the aggregate, all of the issued and outstanding limited liability company interests in the Company (collectively, the “Company Units”);
          WHEREAS, Sellers own, in the aggregate, all of the issued and outstanding limited liability company interests in Southern Pines Land Investment, LLC, a Delaware limited liability company (“SPLI”);
          WHEREAS, SPLI owns the tracts of land identified on Exhibit A attached hereto (the “Conveyed Lands”);
          WHEREAS, Sellers intend to cause SPLI to convey the Conveyed Lands to the Company at or prior to the Closing; and
          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Units.
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
          “Additional Escrow Amount” means an amount equal to the excess of (a) 5% of the Base Purchase Price over (b) the Deposit.
          “Adjustment Statement” has the meaning provided such term in Section 2.5(a).

          “Administrative Agent” means SunTrust Bank in its capacity as Administrative Agent pursuant to the Credit Agreement.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
          “Agreement” has the meaning provided such term in the preamble to this Agreement.
          “Allocation” has the meaning provided such term in Section 7.5.
          “Annual Base Salary” has the meaning provided such term in Section 6.7(f)(i).
          “Applicable Percentage” means, as to each Person executing a Sponsor Guaranty, the percentage set forth in respect of such Person on Exhibit F.
          “ArcLight” means ArcLight Energy Partners Fund II, L.P., a Delaware limited partnership.
          “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by each Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit B.
          “Audited 2010 Financial Statements” means the audited balance sheet and related audited statements of income, cash flow and changes in partners’ equity of the Company as of and for the fiscal year ended December 31, 2010, prepared in accordance with GAAP.
          “Base Purchase Price” has the meaning provided such term in Section 2.2.
          “Business” means the business of owning and operating the Facility, as the Facility was owned and operated as of the date of this Agreement, and the Conveyed Lands.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Houston, Texas, are required or authorized by Law to remain closed.
          “Buyer” has the meaning provided such term in the preamble to this Agreement.
          “Buyer Approvals” has the meaning provided such term in Section 5.3.
          “Buyer Benefit Plans” has the meaning provided such term in Section 6.7(c).

          “Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).
          “Cash Inventory Adjustment” has the meaning provided such term in Section 6.18(e).
          “Cause” has the meaning provided such term in Section 6.7(f)(ii).
          “Claim Notice” has the meaning provided such term in Section 9.3(a).
          “Closing” has the meaning provided such term in Section 2.3(a).
          “Closing Capital Expenditures” has the meaning provided such term in Section 2.5(a).
          “Closing Date” has the meaning provided such term in Section 2.3(a).
          “Closing Net Working Capital” has the meaning provided such term in Section 2.5(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Agent” means SunTrust Bank in its capacity as Collateral Agent for the Third-Party Lenders.
          “Company” has the meaning provided such term in the preamble to this Agreement.
          “Company Approvals” has the meaning provided such term in Section 4.2.
          “Company Benefit Plans” has the meaning provided such term in Section 6.7(b).
          “Company Financial Statements” has the meaning provided such term in Section 4.4.
          “Company LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated effective as of March 30, 2007.
          “Company Policies” has the meaning provided such term in Section 4.14.
          “Company Units” has the meaning provided such term in the recitals of this Agreement.
          “Confidentiality Agreement” means that certain confidentiality agreement dated to be effective as of September 27, 2010, by and among Sellers and Buyer.
          “Consultant” has the meaning provided such term in Section 6.18(b).

          “Contingent Equity Account” means the cash collateral account maintained by SGR and pledged to the Collateral Agent pursuant to that certain Collateral Account Security Agreement, dated as of April 2, 2007, among SGR, the Collateral Agent and SunTrust Capital Markets, Inc., as security for certain obligations of SGR under the Equity Contribution Agreement.
          “Contract” means any legally binding agreement, commitment, lease, license or contract.
          “Conveyed Lands” has the meaning provided such term in the recitals of this Agreement.
          “Conveyed Lands Assignment Agreement” means the Warranty Deed from SPLI to the Company, effecting the assignment to the Company of all right, title and interest of SPLI in and to the Conveyed Lands, effective as of the Closing, in the form of Exhibit D.
          “Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 12, 2010, by and among the Company, the Third-Party Lenders, the Administrative Agent, ING Capital LLC, as Syndication Agent, Landesbank Hessen-Thuringen Girozentrale, New York, Cobank ACB, Natixis and General Electric Capital Corporation, as Co-Documentation Agents, and Caterpillar Financial Services Corporation and Compass Bank, as Managing Agents.
          “Debt Payoff Amount” has the meaning provided in Section 2.3(c)(iv).
          “Deposit” has the meaning provided such term in Section 2.1(b).
          “Disclosed Contracts” has the meaning provided such term in Section 4.9(a).
          “Disclosure Schedules” means the disclosure schedules attached hereto.
          “Dollars” and “$” mean the lawful currency of the United States.
          “Employee” and “Employees” have the meanings provided such terms in Section 6.7(a).
          “Environmental Law” means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          “Equity Contribution Agreement” means that certain Equity Contribution Agreement, dated as of April 2, 2007, among SGR, SPE, the Company and the Collateral Agent, as amended by that certain First Amendment, dated as of August 10, 2010.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” means Deutsche Bank Trust Company Americas.
          “Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among Sellers, Buyer and the Escrow Agent.
          “Escrow Amount” means an amount equal to the sum of (a) the Deposit plus (b) the Additional Escrow Amount.
          “Escrow Release Dates” means, collectively, the Initial Escrow Release Date and the Final Escrow Release Date.
          “Estimated Capital Expenditures” has the meaning provided such term in Section 2.4.
          “Estimated Closing Net Working Capital” has the meaning provided such term in Section 2.4.
          “Facility” has the meaning provided such term in the recitals of this Agreement.
          “FERC” means the Federal Energy Regulatory Commission.
          “Final Adjustment Statement” has the meaning provided such term in Section 2.5(c).
          “Final Closing Capital Expenditures” has the meaning provided such term in Section 2.5(c).
          “Final Closing Net Working Capital” has the meaning provided such term in Section 2.5(c).
          “Final Escrow Release Date” has the meaning provided such term in Section 9.9(b).
          “Final Reconciliation Dispute” has the meaning provided such term in Section 2.5(c).
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          “Good Reason” has the meaning provided such term in Section 6.7(f)(iii).

          “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body, including FERC.
          “GO Zone Bonds Amount” means an amount equal to the aggregate outstanding principal balance of the GO Zone Bonds plus interest accrued thereon and not paid, in each case, as of the Closing Date.
          “GO Zone Bonds” means (i) those certain Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (SG Resources Mississippi, L.L.C. Project), Series 2009, in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) issued by the Mississippi Business Finance Corporation (the “2009 GO Zone Bonds”) for the benefit of the Company pursuant to the GO Zone Indenture (2009) on September 1, 2009; and (ii) those certain Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (SG Resources Mississippi, L.L.C. Project), Series 2010, in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) issued by the Mississippi Business Finance Corporation (the “2010 GO Zone Bonds”) for the benefit of the Company pursuant to the GO Zone Indenture (2010) on August 12, 2010.
          “GO Zone Bonds Letters of Credit” means (i) that certain irrevocable letter of credit, dated August 12, 2010, issued by SunTrust Bank in favor of the Trustee for the 2010 GO Zone Bonds, in the stated amount of One Hundred One Million Four Hundred Forty-Six Thousand Five Hundred Seventy-Six Dollars ($101,446,576), (ii) that certain irrevocable letter of credit, dated August 12, 2010, issued by the Federal Home Loan Bank of Atlanta in favor of the Trustee for the 2010 GO Zone Bonds, in the stated amount of One Hundred One Million Five Hundred Forty-Five Thousand Two Hundred Six Dollars ($101,545,206), (iii) that certain irrevocable letter of credit, dated September 16, 2009, issued by SunTrust Bank in favor of the Trustee for the 2009 GO Zone Bonds, in the stated amount of One Hundred One Million Four Hundred Forty-Six Thousand Five Hundred Seventy-Six Dollars ($101,446,576), (iv) that certain irrevocable letter of credit, dated September 16, 2009, issued by the Federal Home Loan Bank of Atlanta in favor of the Trustee for the 2009 GO Zone Bonds, in the stated amount of One Hundred One Million Five Hundred Forty-Five Thousand Two Hundred Six Dollars ($101,545,206), and (v) any replacement of the foregoing as liquidity support for the GO Zone Bonds in existence as of the Closing Date.
          “GO Zone Indenture (2009)” means that certain Indenture of Trust, dated as of September 1, 2009, between the Mississippi Business Finance Corporation, as issuer, and the Trustee.
          “GO Zone Indenture (2010)” means that certain Indenture of Trust, dated as of August 1, 2010, between the Mississippi Business Finance Corporation, as issuer, and the Trustee.
          “GO Zone Indentures” means the GO Zone Indenture (2009) and the GO Zone Indenture (2010).

          “Hazardous Substances” has the meaning provided such term in Section 4.13(b).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Hydrocarbons” means natural gas stored at the Facility.
          “Indemnified Officers and Directors” means those individuals set forth on Schedule 1.1(b).
          “Indemnified Party” has the meaning provided such term in Section 9.3(a).
          “Indemnified Tax Claim” has the meaning provided such term in Section 7.3(b).
          “Indemnifying Party” has the meaning provided such term in Section 9.3(a).
          “Initial Escrow Release Date” has the meaning provided such term in Section 9.9(b).
          “Initial Reconciliation Disputes” has the meaning provided such term in Section 2.5(b).
          “Knowledge” or “Known” means the actual knowledge of those individuals set forth on Schedule 1.1(b), without further investigation or inquiry.
          “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case, as in effect on and as interpreted on the date of this Agreement.
          “LIBOR” means the rate for any one-month loan appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to commencement of any period for which interest may be due under this Agreement.
          “Lien(s)” means any charges, liens, pledges, options, encumbrances, mortgages, deeds of trust, hypothecations or security interests.
          “Litigation” means any investigation or inquiry (in each case, with respect to which written notice has been provided), action, claim, suit or proceeding by or before any Governmental Authority.
          “Long-Term Debt” means, with respect to the Company as of a particular date, the obligations of the Company to the holders of the GO Zone Bonds pursuant to the GO Zone Indentures.
          “Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

          “Lowest Cost Response” means the action (or no action) or response (including a response to a Third Party environmental remediation claim) that satisfies the requirements of applicable Laws with respect to a particular matter, at the lowest cost (but including litigation costs where appropriate), considered as a whole, as compared to any other action or response and that is consistent with the operation of the Facility in a manner substantially similar to its operation at the time of the execution of this Agreement. With respect to environmental remediation, the determination of which response is the Lowest Cost Response shall be based on the application of the least stringent remediation standards applicable to properties used for purposes for which the Facility was used at the time of the execution of this Agreement. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with applicable Laws, and the least costly non-permanent remedy (such as an institutional control or an engineering control) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with applicable Laws and less costly than the least costly permanent remedy (such as the excavation or removal of soil, rock, sediment or other materials or the reconfiguration of any portion of the Facility). The determination of the Lowest Cost Response shall be based on the application of applicable Laws in effect at the time of the execution of this Agreement. The Lowest Cost Response shall be based on the implementation or installation of operational changes, pollution control equipment or other modifications, actions or combinations thereof or abatement, encapsulation or removal procedures that result in the satisfaction of such applicable Laws in the least costly manner.
          “Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, operations, assets or financial condition of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall exclude any adverse effect resulting or arising from: (i) any change (including any change in prices for natural gas, natural gas storage or other commodities or services) generally affecting the international, national or regional industries or markets in which the Company operates or conducts business; (ii) any change in market design and pricing; (iii) any change in national or international regulatory or political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack (other than sabotage or attacks directly impacting the Facility) or changes or additional security measures imposed by a Governmental Authority in connection therewith; (iv) acts of God (including earthquakes or similar catastrophes); (v) changes in industry standards, Laws, regulatory policies or GAAP, including Buyer’s inability to secure from FERC authorization to charge market-based rates for natural gas storage and hub services furnished or to be furnished by means of the Facility; (vi) changes in Tax or accounting requirements or principles or the interpretation thereof; (vii) the entry into or announcement of this Agreement, or (other than in the case of the representation in Section 4.2) the consummation of the transactions contemplated hereby; (viii) matters that will be reflected in the determination of Final Closing Net Working Capital as of the Closing Date; (ix) the loss of any employee or other personnel involved in the Business; (x) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute; (xi) the effect of the development, expansion or construction by another Person of a natural gas storage facility (including an announcement of such other Person’s intention with respect to any of the foregoing); (xii) seasonal reductions in the revenues or earnings of the Company or, except to the extent caused by any event, change or other circumstance or condition otherwise constituting a “Material Adverse Effect”, any failure by the Company to meet any projections or forecasts for any period occurring on or after the date hereof; (xiii) (1) any action taken by Buyer or any of its Affiliates or (2) the omission of an action that was required to be taken by Buyer or any of its Affiliates under this Agreement; (xiv) any action taken by Sellers or any of their Affiliates at the request or with the consent of Buyer or any of its Affiliates or (xv) any matter set forth in the Disclosure Schedules or that is cured prior to the Closing.
          Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all benefits and costs with respect to such circumstance, change or effect, including effective Third Party insurance coverages, indemnification or reimbursement rights and net Tax Benefits.
          “Maximum Guaranteed Amount” means, in respect of each Person executing a Sponsor Guaranty, an amount equal to such Person’s Applicable Percentage times the excess of (a) the Purchase Price over (b) the sum of (i) the Debt Payoff Amount, (ii) the GO Zone Bonds Amount, and (iii) the total Escrow Amount (less any portion of the Escrow Amount released to Sellers pursuant to the Escrow Agreement prior to the time a calculation pursuant to this definition is being made).
          “Mineral Deed” means the Mineral Deed from SPLI to the Company, effecting the assignment to the Company of all right, title and interest of SPLI in and to the tract described as T3N, R7W, Section 17, effective as of Closing, in the form of Exhibit G.
          “Mutual Release” has the meaning provided such term in Section 9.8.
          “Net Working Capital” means an amount, which may be positive or negative, equal to the total current assets of the Company, calculated as of a particular date, minus an amount equal to the sum of (a) the total current liabilities of the Company and (b) any other liabilities of the Company other than liabilities for long-term debt, calculated as of such date, determined (i) without duplication of any amounts, (ii) in accordance with GAAP applied using the same accounting principles, policies and methods used in preparing the Audited 2010 Financial Statements, (iii) consistently with the methodology set forth in Schedule 1.1(c), and (iv) without giving effect to the transactions contemplated hereby (other than (A) the payment by the Company to Credit Suisse Securities (USA) LLC of the fees and expenses described in Section 3.5 and (B) the unwinding and settlement of the Pad Gas Hedges in accordance with Section 2.3(e)); provided, however, that “current assets” shall expressly include the following: accounts receivable, the pad gas margin deposit, allowance for uncollected accounts, fuel inventory, investments in marketable securities, prepaid expenses (but excluding any prepaid expenses associated with any Pad Gas delivered by BP North America, Inc. to the Facility in January 2011), and amounts remaining at Closing in the project funds established under the GO Zone Indentures, together with any cash or cash equivalents remaining in the Company (if any) as of the Closing Date; provided further, however, that “current liabilities” shall expressly (1) include (y) any accrued liability for Taxes and (z) any amounts paid or owing to Employees, including in respect of Section 6.7(e) and (2) exclude any amounts accrued and owing under the Long-Term Debt or the Secured Bank Group Debt (including any accrued interest payable thereunder and any risk management assets and liabilities associated with any interest rate hedges thereunder, which amounts shall, for the avoidance of doubt, be included in the calculation of the Debt Payoff Amount). Attached as Schedule 1.1(c), solely for illustrative purposes, is a sample calculation of Net Working Capital prepared by the Parties as of September 30, 2010.
          “Neutral Auditor” has the meaning provided such term in Section 2.5(c).
          “OBA” means those operational balancing agreements listed on Schedule 4.9 under the heading “OBA Agreements”.
          “Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.
          “Other Tax Return” has the meaning provided such term in Section 7.1(b).
          “Outside Date” has the meaning provided such term in Section 10.1(e).
          “PAA” has the meaning provided such term in the preamble to this Agreement.
          “Pad Gas” means the volume of gas needed as a permanent inventory to maintain adequate reservoir pressures and deliverability rates at the Facility throughout the withdrawal season.
          “Pad Gas Hedges” means those financial pad gas hedges entered into by the Company pursuant to that certain ISDA dated March 26, 2007 with BP Corporation North America, Inc. and all supporting documents, and the Base Contract for Sale and Purchase of Natural Gas, dated February 1, 2006, between BP Energy Company and the Company.
          “Party” or “Parties” means, individually, each of Sellers and Buyer and, collectively, Sellers and Buyer.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permits” means authorizations, licenses, permits or certificates issued by any Governmental Authority and necessary to conduct the Business; provided, however, that right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
          “Permitted Liens” means (a) Liens for current Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) restrictive covenants, easements, rights-of-way, including utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the use of the property burdened thereby, (d) purchase-money Liens arising in the ordinary course of business, (e) Liens reflected in the Company Financial Statements, (f) other Liens not incurred in connection with the borrowing of money that do not interfere with or impair, in any material respect, the present operation of the Business, (g) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (h) Liens set forth in Schedule 1.1(d) and (i) Liens created by Buyer or its successors or assigns.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
          “Pre-2010 Financial Statements” has the meaning provided such term in Section 4.4.
          “Pre-Closing Tax” has the meaning provided such term in Section 7.1(c).
          “Purchase Price” has the meaning provided such term in Section 2.2.
          “Real Property” has the meaning provided such term in Section 4.5(b).
          “Real Property Agreements” has the meaning provided such term in Section 4.5(c).
          “Release” has the meaning provided such term in Section 4.13(b).
          “Representatives” means, as to any Person, its officers, directors, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person and such Person’s Affiliates.
          “Resolution Period” has the meaning provided such term in Section 2.5(c).
          “Secured Bank Group Debt” means the secured credit facility extended to the Company by the Third-Party Lenders pursuant to the Credit Agreement, secured by liens, security interests and pledges against the Facility and the Company Units, and all amounts outstanding under the Credit Agreement as of the Closing Date.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller(s)” has the meaning provided such term in the preamble to this Agreement.
          “Seller Approvals” has the meaning provided such term in Section 3.3.
          “Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).
          “Severance Amount” has the meaning provided such term in Section 6.7(f)(iv).
          “Severance Period” has the meaning provided such term in Section 6.7(a).

          “SGR” has the meaning provided such term in the preamble to this Agreement.
          “SPE” has the meaning provided such term in the preamble to this Agreement.
          “SPLI” has the meaning provided such term in the recitals of this Agreement.
          “Sponsor Guaranties” means the Limited Guaranties to be executed and delivered at the Closing by each of the Persons set forth on Exhibit F for the benefit of Buyer, substantially in the form attached hereto as Exhibits E-1 and E-2, as applicable, in each case limited to (a) the term set forth in Section 8 thereof and (b) such Person’s Maximum Guaranteed Amount.
          “Sponsor Support LC” means the irrevocable letter of credit from Citibank, N.A. for the benefit of the Collateral Agent provided by SPE pursuant to and in accordance with the Equity Contribution Agreement.
          “Stub Period” means the period from and including January 1, 2011 through and including the Closing Date.
          “Tax” or “Taxes” means all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, whether disputed or not, including any item for which liability arises by contract or as a transferee or successor.
          “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “Tax Benefit” means, with respect to a Loss, the amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes the Person), with respect to any taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.
          “Tax Indemnified Party” has the meaning provided such term in Section 7.3(b).
          “Tax Indemnifying Party” has the meaning provided such term in Section 7.3(b).
          “Tax Proceeding” has the meaning provided such term in Section 7.1(e).
          “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

          “Third-Party Claim” has the meaning provided such term in Section 9.3(a).
          “Third-Party Lenders” means the banks and other financial institutions that are lenders in connection with the Secured Bank Group Debt.
          “Third Party” means any Person other than (a) the Company, (b) any Party, (c) any Affiliate of the Company or any Party and (d) any of the Indemnified Officers and Directors.
          “Title Commitments” shall have the meaning set forth in Section 6.14.
          “Transaction Documents” means the documents, instruments and certificates executed and delivered by a Party (or any of its Representatives), SPLI, the Persons set forth on Exhibit F, the Indemnified Officers and Directors or the Company, as applicable, pursuant to Sections 2.3(b), 2.3(c) and 2.4.
          “Trustee” means The Bank of New York Mellon Trust Company, N.A., or any successor thereof pursuant to the GO Zone Indentures.
          “United States” means the United States of America.
     Section 1.2 Rules of Construction.
          (a) All article, section, schedule, and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of or to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to “schedules” or “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.
          (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.
          (d) The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.
ARTICLE II.
PURCHASE AND SALE; DEPOSIT; PURCHASE PRICE; CLOSING
     Section 2.1 Purchase and Sale of Company Units.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase and acquire from Sellers, and Sellers agree to assign, transfer and convey to Buyer, the Company Units.
          (b) Within one (1) Business Day after the execution of the Escrow Agreement by all of the parties thereto and the delivery by the Escrow Agent to Buyer of written instructions for wiring funds into the account or accounts specified by the Escrow Agent, Buyer shall deliver to the Escrow Agent $20,000,000 (the “Deposit”) by wire transfer of immediately available funds to such account or accounts, to be held by the Escrow Agent in accordance with the Escrow Agreement. Prior to Closing, the Deposit shall be refunded to Buyer solely under the circumstances set forth under Section 10.2.
     Section 2.2 Purchase Price. The aggregate consideration (the “Purchase Price”) payable by Buyer hereunder shall equal the amount determined by adding to or subtracting from (as applicable) $750,000,000 (the “Base Purchase Price”), the following positive or negative amounts (as applicable): the amount of (a) the Final Closing Net Working Capital, (b) the Final Closing Capital Expenditures and (c) the Cash Inventory Adjustment; provided, however, that the amount of the Purchase Price to be paid by Buyer at the Closing under Section 2.3(c)(iii) shall be calculated based on the Estimated Closing Net Working Capital, the Estimated Capital Expenditures and the Cash Inventory Adjustment. Attached hereto as Schedule 2.2, solely for illustrative purposes, is a sample of the type of calculation applied in determining the Purchase Price.
     Section 2.3 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, commencing at 10:00 a.m. Houston time on (i) the later to occur of (A) February 1, 2011, so long as on such date all of the conditions set forth in Article VIII have been satisfied or waived by such date (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or wavier of such conditions) and (B) the fifth Business Day following the date on which the last of the conditions set forth in Article VIII has been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or

(ii) such other date as Buyer and Sellers may mutually determine (such date, the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m. Houston time on the Closing Date.
          (b) At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:
               (i) the Assignment and Assumption Agreement, duly executed by Sellers;
               (ii) the Conveyed Lands Assignment Agreement and the Mineral Deed, each duly executed by SPLI;
               (iii) the Sponsor Guaranties, each duly executed by the Persons set forth on Exhibit F;
               (iv) the Mutual Release, duly executed by the Indemnified Officers and Directors and each of the Sellers;
               (v) certifications of each Seller’s non-foreign status in accordance with U.S. Treasury Regulation §1.1445-2(b)(2);
               (vi) the resignations (or evidence of removal) of each officer or director of the Company (in their respective capacity as such) effective as of the Closing;
               (vii) the certificates referred to in Section 8.2(e);
               (viii) a copy of the payoff letters dated as of the Closing Date from the Administrative Agent and the Collateral Agent on behalf of the Third-Party Lenders with respect to all of the Secured Bank Group Debt amounts outstanding or evidence that such prior outstanding Secured Bank Group Debt amounts have been fully paid;
               (ix) releases of all of the Liens arising under or relating to the Secured Bank Group Debt, which are set forth on Schedule 2.3(b), duly executed by the applicable holder(s) of such Liens; and
               (x) such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.
          (c) At the Closing, Buyer shall deliver or cause to be delivered to Sellers (or the Escrow Agent, the Administrative Agent on behalf of the Third-Party Lenders or SunTrust Bank for the benefit of the issuers of the GO Zone Bonds Letters of Credit, each, as applicable) the following:
               (i) the Assignment and Assumption Agreement, duly executed by Buyer;

               (ii) an amount equal to the Additional Escrow Amount delivered to the Escrow Agent by wire transfer of immediately available funds to an account or accounts specified by Escrow Agent, to be held by Escrow Agent in accordance with the Escrow Agreement;
               (iii) an amount equal to the Purchase Price (determined as of Closing pursuant to Section 2.2) minus an amount equal to the sum of (A) the Deposit, (B) the Additional Escrow Amount, (C) the Debt Payoff Amount and (D) the GO Zone Bonds Amount, by wire transfer of immediately available funds in such amounts and to such accounts as specified by Sellers;
               (iv) an amount equal to the outstanding principal of, and any other amounts payable pursuant to, the Secured Bank Group Debt (but excluding, for the avoidance of doubt, any amount included in the GO Zone Bonds Amount), together with all interest accrued in respect thereof and not paid as of the Closing Date and the amount (positive or negative, as applicable) of any risk management assets and liabilities associated with any interest rate hedges thereunder (the “Debt Payoff Amount”), to the Administrative Agent on behalf of the Third-Party Lenders, by wire transfer of immediately available funds, in Dollars, to the account or accounts specified by the Administrative Agent;
               (v) cash collateral in an amount equal to the GO Zone Bonds Amount (plus appropriate interest coverage) to SunTrust Bank, for the benefit of the issuers of the GO Zone Bonds Letters of Credit, pursuant to Section 6.8(b);
               (vi) the Mutual Release, duly executed by the Company;
               (vii) the certificates referred to in Section 8.3(e); and
               (viii) such other certificates, instruments and documents as may be reasonably requested by Sellers and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
          (d) At the Closing, Sellers shall have the right to cause the Third-Party Lenders holding the Secured Bank Group Debt to (i) deliver to SGR the entire amount of the Contingent Equity Account by wire transfer of immediately available funds to an account or accounts specified by SGR and (ii) deliver to SPE the Sponsor Support LC. Neither the Contingent Equity Account nor the Sponsor Support LC shall be considered in the calculation of the Purchase Price or any adjustment thereto.
          (e) At Closing, the Company shall unwind all of the Pad Gas Hedges and make settlement of the same with the applicable counterparty. For the avoidance of doubt, the unwinding and settlement of the Pad Gas Hedges shall be taken into account in determining the Estimated Closing Net Working Capital, the Closing Net Working Capital and the Final Closing Net Working Capital notwithstanding the fact that the unwinding and settlement of the Pad Gas Hedges may occur after 12:01 a.m. on the Closing Date.

          (f) Within five (5) Business Days after the date hereof, Sellers shall provide Buyer with an updated Schedule 2.3(b) reflecting all Liens arising under or relating to the Secured Bank Group Debt.
     Section 2.4 Closing Purchase Price Estimates. At least five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement containing (a) Sellers’ collective good faith estimate, as of 12:01 a.m. Houston time on the Closing Date, of (i) Net Working Capital, based on the Audited 2010 Financial Statements (updated to include information from January 1, 2011 through the Closing) and consistent with the methodology set forth on Schedule 1.1(c), with reasonable estimates for the Stub Period (the “Estimated Closing Net Working Capital”) and (ii) the aggregate amount of the capital expenditures customarily capitalized under GAAP (but expressly excluding any capitalized interest or any capital expenditures for any Pad Gas delivered by BP North America, Inc. to the Facility in January 2011) that are permitted to be incurred pursuant to Section 6.1(a)(y)(v) and that have been incurred and paid (or otherwise recorded as a liability) by the Company during the period from and including January 1, 2011 until the Closing (the “Estimated Capital Expenditures”) and (b) a certificate of an authorized officer of each Seller that the Estimated Closing Net Working Capital and the Estimated Capital Expenditures were prepared and calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2010 Financial Statements and, with respect to the Estimated Closing Net Working Capital, consistent with the methodology set forth on Schedule 1.1(c). Attached as Schedule 2.4 is a template for the calculation of the Estimated Capital Expenditures for January 1, 2011 through the Closing Date. In preparing the statements described in this Section 2.4, Sellers shall keep Buyer reasonably informed and, within ten (10) Business Days prior to the Closing Date, provide Buyer with a reasonable opportunity to review and comment on such statements (and the schedules, documentation, invoices and other relevant information supporting the calculations set forth therein).
     Section 2.5 Post-Closing Purchase Price Reconciliation.
          (a) Prior to or on the date that is sixty days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Adjustment Statement”) that shall set forth Buyer’s good faith calculation, as of 12:01 a.m. Houston time on the Closing Date, of (i) Net Working Capital based on the Audited 2010 Financial Statements (updated to include information from January 1, 2011 through the Closing) and consistent with the methodology set forth on Schedule 1.1(c) (the “Closing Net Working Capital”) and (ii) the aggregate amount of the capital expenditures customarily capitalized under GAAP (but expressly excluding any capitalized interest or any capital expenditures for any Pad Gas delivered by BP North America, Inc. to the Facility in January 2011) that are permitted to be incurred pursuant to Section 6.1(a)(y)(v) and that have been incurred and paid (or otherwise recorded as a liability) by the Company during the period from and including January 1, 2011 until the Closing (the “Closing Capital Expenditures”). Buyer’s calculation of the Closing Net Working Capital and the Closing Capital Expenditures shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Audited 2010 Financial Statements and, with respect to the Closing Net Working Capital, consistent with the methodology set forth on Schedule 1.1(c). In preparing the statements described in this

Section 2.5(a), Buyer shall keep Sellers reasonably informed and, within five (5) Business Days prior to the date that is sixty days after the Closing Date, provide Sellers with a reasonable opportunity to review and comment on such statements (and the schedules, documentation, invoices and other relevant information supporting the calculations set forth therein).
          (b) After receipt of the Adjustment Statement, Sellers shall have thirty (30) days to review the factual basis, mathematical calculations and accounting methods used therein. On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, Sellers shall deliver written notice to Buyer specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof. Any such notice shall include only Initial Reconciliation Disputes based on (i) errors of fact underlying the determination of the Closing Net Working Capital or the Closing Capital Expenditures, (ii) mathematical errors in the computation of the Closing Net Working Capital or the Closing Capital Expenditures and (iii) failures to determine the Closing Net Working Capital or the Closing Capital Expenditures in accordance with this Agreement. If Sellers fail to notify Buyer of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, then all calculations and valuations of the Closing Net Working Capital and the Closing Capital Expenditures set forth on the Adjustment Statement shall be deemed accepted by Sellers and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.
          (c) If Sellers notify Buyer of any Initial Reconciliation Disputes in accordance with Section 2.5(b), then Buyer and Sellers shall, over the ten (10) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If, at the conclusion of the Resolution Period, Buyer and Sellers have not reached an agreement on the disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Sellers and Buyer to a nationally recognized independent auditor that is not the independent auditor for any Party or their respective Affiliates and as to which the Parties shall reasonably agree prior to expiration of the Resolution Period (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor pursuant to this Section 2.5 shall be borne by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the Neutral Auditor bears to the amount actually contested by such Party in the Final Reconciliation Disputes. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any Final Reconciliation Disputes hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense. With respect to each disputed line item of the Closing Net Working Capital or the Closing Capital Expenditures, the Neutral Auditor’s final determination, if not in accordance with the position of either Sellers or Buyer, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in its calculation of the Closing Net Working Capital and the Closing Capital Expenditures or the corresponding amounts claimed by Sellers in their initial notice of dispute delivered by Sellers pursuant to Section 2.5(b). For the avoidance of doubt, the Neutral Auditor shall not review any line items or make any determination with respect to any matter other than the Final Reconciliation Disputes. The Parties shall instruct the Neutral Auditor to render its reasoned written decision, acting as an expert and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement

(which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be made on the basis of the accounting principles, procedures, policies and methods used by Sellers in preparing the Estimated Closing Net Working Capital and the Estimated Capital Expenditures, shall be set forth in a written statement delivered to Sellers and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. Notwithstanding anything else contained herein, no Party may assert that any award issued by the Neutral Auditor is unenforceable because it has not been timely rendered. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of the Closing Net Working Capital (the “Final Closing Net Working Capital”) and the Closing Capital Expenditures (the “Final Closing Capital Expenditures”) and resulting from (i) agreement by Sellers and Buyer during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by the Neutral Auditor in accordance with this Section 2.5(c).
          (d) If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then Buyer shall pay to Sellers an amount equal to such excess in the manner set forth in Section 2.5(h). Conversely, if the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then Sellers shall pay to Buyer an amount equal to such difference in the manner set forth in Section 2.5(h).
          (e) If the Final Closing Capital Expenditures is greater than the Estimated Capital Expenditures, then Buyer shall pay to Sellers an amount equal to such excess in the manner set forth in Section 2.5(h). Conversely, if the Final Closing Capital Expenditures is less than the Estimated Capital Expenditures, then Sellers shall pay to Buyer an amount equal to such difference in the manner set forth in Section 2.5(h).
          (f) Buyer agrees that, following the Closing through the date that the Closing Net Working Capital and the Closing Capital Expenditures become final and binding pursuant to Section 2.5(c), it shall not (and shall cause its Affiliates not to) take any actions with respect to any accounting, books, records, principles, procedures, policies or methodologies on which the Closing Net Working Capital and the Closing Capital Expenditures are based that would impede or delay the determination of the Closing Net Working Capital or the Closing Capital Expenditures or the preparation of the written notice by Sellers specifying any Initial Reconciliation Disputes.
          (g) Without limiting the provisions of Section 2.5(a) and the generality of Section 6.2, during the period of any dispute contemplated in this Section 2.5, Buyer shall, and shall cause its Affiliates to (i) provide Sellers and their Representatives with reasonable access to the relevant books and records, facilities and employees, its and its accountants’ work papers, schedules and other supporting data as may be reasonably requested by Sellers and (ii) otherwise cooperate in good faith with Sellers and their Representatives, including by providing on a timely basis all information necessary or useful in the determination of the Closing Net Working Capital and the Closing Capital Expenditures.
          (h) Amounts owing by the Parties pursuant to Section 2.5(d) and Section 2.5(e) shall be aggregated or netted, as applicable, so that only one payment shall be made. Any payment required pursuant to Section 2.5(d), Section 2.5(e) and this Section 2.5(h)

shall be made by wire transfer of immediately available funds, in Dollars, to the account designated by Sellers or Buyer, as the case may be, within five (5) Business Days after the Final Adjustment Statement is determined by (i) agreement by Sellers and Buyer during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by the Neutral Auditor in accordance with Section 2.5(c). Payments due pursuant to this Section 2.5(h) shall be paid to the applicable Party together with interest on the amount owed at a rate of interest equal to LIBOR (determined, as applicable, on the Closing Date and at the end of each 30-day period thereafter) plus two (2%) thereon (such interest accruing for the period commencing on the Closing Date and continuing until the date of payment).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
          Except as otherwise disclosed to Buyer in the Disclosure Schedules, each Seller (individually with respect to itself only, and neither jointly nor severally with the other Seller) hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:
     Section 3.1 Organization. Such Seller is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 3.2 Authorization; Enforceability. Such Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
     Section 3.3 No Conflict. The execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby by such Seller, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not:
          (a) violate or conflict with any provision of the Organizational Documents of such Seller;
          (b) violate any Law applicable to such Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (c) constitute (with or without notice or lapse of time or both) a default under, result in any breach of, or give any Person any rights of termination, acceleration or cancellation of, any material Contract to which such Seller or its assets, properties or businesses is or are bound; or
          (d) result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Company Units;
     except, with respect to clauses (b), (c) and (d), for such violations, defaults, terminations, accelerations, cancellations, conflicts, breaches, defaults or Liens, or failures to make any such filing, obtain any such consent, approval or authorization, or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 3.4 Litigation. There is no Litigation pending or, to the Knowledge of such Seller, threatened in writing against it, and there are no orders or unsatisfied judgments issued by any Governmental Authority binding upon such Seller that, in each case, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.
     Section 3.5 Brokers’ Fees. Other than Credit Suisse Securities (USA) LLC, the fees and expenses of which shall become the sole responsibility of Sellers pursuant to Section 8.2(g) at or prior to Closing, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, any of its Affiliates or the Company.
     Section 3.6 Ownership of Company Units. Such Seller has good title to, holds of record, and owns beneficially, the number of Company Units set forth opposite its name on Schedule 3.6, free and clear of any Liens (other than (a) the Liens set forth in Schedule 2.3(b), with respect to which duly executed releases will be delivered to Buyer at Closing pursuant to Section 2.3(b)(ix), (b) restrictions on transfer that may be imposed by state or federal securities Laws and (c) restrictions on transfer that are set forth in the Company LLC Agreement and that, as of Closing, will be waived pursuant to Section 6.9). The Company Units being acquired from such Seller constitute that percentage of the issued and outstanding membership interests in the Company set forth opposite such Seller’s name on Schedule 3.6.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND SPLI
          Except as otherwise disclosed to Buyer in the Disclosure Schedules, each Seller individually (and, as to SGR, with respect to 60% of Sellers’ obligations set forth herein and, as to SPE, with respect to 40% of Sellers’ obligations set forth herein), and neither jointly nor severally with the other Seller) hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:
     Section 4.1 Organization. Each of the Company and SPLI is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of

Delaware and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business as it is now being conducted. Each of the Company and SPLI is duly qualified or licensed to do business as a foreign limited liability company and in good standing in each jurisdiction in which the ownership or operation of their respective assets or the character of their respective activities is such as to require them to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of SPLI to perform its obligations with respect to the transactions contemplated hereby. Sellers have made available to Buyer true copies of all existing Organizational Documents of the Company and SPLI.
     Section 4.2 No Conflict. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 4.2 (collectively, the “Company Approvals”) required to be made, given or obtained have been so made, given or obtained, do not:
          (a) violate or conflict with any provision of the Organizational Documents of the Company or SPLI;
          (b) violate any Law applicable to the Company or SPLI;
          (c) constitute (with or without notice or lapse of time or both) a default under, result in any breach of, or give any Person any rights of termination, acceleration or cancellation of, any material Contract to which the Company or SPLI, or their respective assets, properties or businesses, are bound; or
          (d) result (with or without notice or lapse of time or both) in the creation of any Lien under any Contract to which the Company or SPLI, or their respective assets, properties or businesses, is or are bound;
     except, with respect to clauses (b), (c) and (d), for such violations, conflicts, consents, approvals, authorizations, defaults, breaches, terminations, accelerations, cancellations or Liens, or failures to make any such filing, obtain any such consent, approval or authorization, or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.3 Capitalization; Subsidiaries.
          (a) Sellers are the sole members of the Company, the Company Units constitute all of the issued and outstanding limited liability company interests in the Company, and no Company Units have been reserved for issuance upon exercise of outstanding options, warrants or other similar rights. All of the Company Units are duly authorized, validly issued, fully paid (to the extent required by the Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). No Company Units have been issued in violation of, or, except as provided in the Company LLC Agreement, are subject to, any preemptive rights, rights of first refusal or other similar rights. Except as provided in the Company LLC Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Units. Except as provided in the Company LLC Agreement, there are no options, warrants, convertible securities, unit appreciation, phantom unit, profit participation or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests (or other equity interests) of the Company or obligating the Company to issue or sell any limited liability company interests (or other equity interests) of the Company. Other than the Company LLC Agreement, there are no voting trusts or other voting or similar agreements or understandings with respect to the Company Units.
          (b) The Company does not have any subsidiaries or own any equity interests in any other Person.
     Section 4.4 Financial Statements. Schedule 4.4 sets forth true and complete copies of (i) the audited balance sheets and the related audited statements of income, cash flow and changes in partners’ equity of the Company as of and for each of the fiscal years ended December 31, 2009, 2008 and 2007 (the “Pre-2010 Financial Statements”) and (ii) the unaudited balance sheet, and related unaudited statements of income, cash flow and changes in partners’ equity of the Company as of and for September 30, 2010. The foregoing financial statements, together with the Audited 2010 Financial Statements, are referred to herein as the “Company Financial Statements”. Except as described in the notes thereto, the Company Financial Statements, together with the related notes and schedules, have been (or, in the case of the Audited 2010 Financial Statements, will be) prepared in conformity with GAAP applied on a consistent basis and fairly present (or, in the case of the Audited 2010 Financial Statements, will fairly present), in all material respects, the financial position of the Company as of the respective dates thereof or for the respective periods set forth therein; provided, however, that the unaudited financial statements of the Company are subject in all respects to year-end adjustments and do not contain all footnotes and schedules required in audited financial statements.
     Section 4.5 Property.
          (a) The Company has marketable title to the Real Property (other than the Conveyed Lands) and good and valid rights in the Real Property Agreements, free and clear of all Liens, except Permitted Liens and those matters disclosed in or excepted from the Title Commitments. SPLI has, and at Closing the Company will have, marketable title to the Conveyed Lands and the interests covered by the Mineral Deed, free and clear of all Liens, except Permitted Liens and those matters disclosed in or excepted from the Title Commitments.
          (b) Schedule 4.5 sets forth, as of the date of this Agreement, a complete and correct list of all material real property owned by the Company and the Conveyed Lands (the “Real Property”). Except as set forth on Schedule 4.5, Sellers have not received, and to the Knowledge of Sellers, the Company has not received, any written notice that either the whole or any material portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority.
          (c) Schedule 4.5 sets forth, as of the date of this Agreement, a complete and correct list of all material leases, waivers of mineral owners, mineral deeds, leases, and all material (x) easements and waivers of surface and/or subsurface interests, (y) pipeline easements and rights-of-way, and (z) access agreements, and all similar material agreements used by the Company in the conduct of the Business, as it is presently conducted (the “Real Property Agreements”). To the Knowledge of Sellers and except as set forth on Schedule 4.5: (i) as of the date of this Agreement, each Real Property Agreement is a valid, binding and enforceable obligation of the parties thereto and is in full force and effect according to its terms, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company is not in default or breach under any Real Property Agreement and, to the Knowledge of Sellers, no other party thereto is in default or breach under any Real Property Agreement, except in each case for such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there are no claims affecting any such Real Property Agreement of which Sellers have received written notice that would reasonably be expected to have a Material Adverse Effect on the Company, and no party has given written notice to the Company of such party’s intent to terminate any Real Property Agreement. To the Knowledge of Sellers, the Company is not currently participating in any discussions or negotiations regarding termination of any Real Property Agreement affecting a property at which the Company conducts Business operations prior to the scheduled expiration of such Real Property Agreement by reason of a breach or alleged breach by a party thereto.
          (d) This Section 4.5 contains the sole and exclusive representations and warranties of Sellers relating to Real Property and the Real Property Agreements.
     Section 4.6 Litigation. Except as set forth in Schedule 4.6, (a) there is no Litigation pending or, to the Knowledge of Sellers, threatened in writing by any Person against (i) the Company that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any Indemnified Officers and Directors that would be subject to the indemnity described in Section 6.6 and (b) to the Knowledge of Sellers, there is no injunction, order or unsatisfied judgment issued by any Governmental Authority, pending against (i) the Company that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any Indemnified Officers and Directors that would be subject to the indemnity described in Section 6.6.
     Section 4.7 Taxes. Except as set forth on Schedule 4.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) all Tax Returns required to be filed by, or with respect to, the Company and the Conveyed Lands have been duly and timely filed with the appropriate Tax Authority, (b) all Taxes (i) owed by the Company or with respect to the Conveyed Lands, (ii) for which the Company or the owner of the Conveyed Lands may be liable or (iii) with respect to the assets of the Company or the Conveyed Lands, in each case, that are or have become due, have been timely paid in full, (c) all Tax withholding and deposit requirements imposed on or with respect to the Company or the assets of the Company have been satisfied in full in all respects, (d) there are no Liens on any of the assets of the Company that have arisen as a result of any failure (or alleged failure) to pay any such Tax, (e) there is no claim pending or, to the Knowledge of Sellers, threatened, by any applicable Tax Authority in connection with any Tax of the Company or with respect to the Conveyed Lands, (f) none of the Tax Returns of the Company or with respect to the Conveyed Lands are now under audit or examination by any Tax Authority, (g) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns of the Company or with respect to the Conveyed Lands or the assessment or collection of any such Tax, (h) no written claim has been made by any Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation or required to file a Tax Return in that jurisdiction, (i) the Company is not a party to any Tax allocation or sharing arrangement that would survive the Closing, (j) the Company is not a party to any Tax indemnity agreement or arrangement and has no obligation to indemnify or make a payment to any person in respect of any Tax for any past, current or future period and (k) the Company has been classified for federal income tax purposes as a disregarded entity or a partnership since formation and no election has been made pursuant to Treasury Regulations Section 301.7701-3 to change the U.S. federal income tax classification of the Company.
     Section 4.8 Absence of Changes. Except as otherwise disclosed in Schedule 4.8 or the other Disclosure Schedules hereto, or as contemplated by this Agreement, (a) since September 30, 2010, (i) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has been no change, event, or loss affecting the Business that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) to the Knowledge of Sellers, since January 1, 2010 through the date of this Agreement, the Company has not received written notice from any firm storage customers requesting (or indicating that such customer is considering) a release or assignment of all or any portion of such customer’s firm storage capacity.
     Section 4.9 Contracts.
          (a) Except as otherwise disclosed in Schedule 4.9 or as entered into after the date hereof in accordance with the provisions of Section 6.1, there are no outstanding commitments, contracts and agreements (other than agreements relating to the Real Property Agreements) to which the Company is a party or by which it is bound that: (i) involve commitments by the Company for terms of twelve (12) months or longer and that involve annualized payments of more than Two Hundred Fifty Thousand Dollars ($250,000), (ii) involve payments of more than Five Hundred Thousand Dollars ($500,000) in the aggregate (and in the case of the foregoing clauses (i) and (ii), are not terminable by their terms, without penalty, on thirty (30) days or less notice), (iii) contain a covenant not to compete or other agreement restricting the Company from competing or engaging in any line of business or competing in any geographic area; (iv) under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness for borrowed money, (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) of committed credit (excluding trade receivables in the ordinary course of business) or (C) any indemnity, any guaranty of payment or performance or any agreement to provide credit support or otherwise make capital contributions, loans or advances; (v) any current contract to which the Company is a party for the purchase or sale of any business, corporation, partnership, joint venture or other business organization or that grants any Person a preferential right to purchase any asset of the Company or the Conveyed Lands; (vi) involve the purchase or sale of gas or hedges, swaps, fixed priced commitments or other derivatives that would be an obligation of the

Company after Closing; (vii) are for (A) firm storage services or firm “park and loan” services, (B) interruptible storage services or wheeling services or (C) firm or interruptible natural gas transportation services; (viii) under which the Company has leased third party storage capacity; (ix) are between the Company, on the one hand, and any Seller or any current or former officer, director, equity owner or employee of such Seller or any of its Affiliates, on the other hand, including any agreement providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement, (B) the provision of services to the Company in connection with the operation of the Business or (C) the indemnification of such Person by the Company; (x) regard employment, consulting, non-compete, management, severance, retention, change of control, termination pay or other arrangements with any individual or employee, excluding any that will terminate at or prior to Closing and which will not have any financial or other impact on the Company following Closing or (xi) any amendment, supplement, restatement, or other modification relating to any of the foregoing. Contracts identified in Schedule 4.9 are hereafter referred to as the “Disclosed Contracts”.
          (b) To the Knowledge of Sellers and except as described in Schedule 4.9, each Disclosed Contract is valid and in full force and effect according to its terms, neither the Company nor any other Person is in default or breach under any such Disclosed Contract, and there are no claims affecting the same of which Sellers have Knowledge, except where such failure to be valid or in full force and effect, or such default, breach or claim would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          (c) To the Knowledge of Sellers, the Company has not, other than in a manner consistent with normal billing cycles, (i) received any quantity of natural gas under any Disclosed Contract for which payment will be due in the future, or (ii) received any prepayment or advance payment that will obligate the Company to perform services or provide natural gas or other products after the Closing Date without receiving payment therefor, except in the ordinary course of business consistent with past practice.
          (d) With respect to the Contracts described in Section 4.9(a)(vii), all such Contracts are in compliance in all material respects with the terms and provisions of the Company’s approved FERC gas tariff.
     Section 4.10 Compliance with Laws. Except as disclosed in Schedule 4.10 and except for those failures to have, to be in full force and effect, to file, retain and maintain and to comply, in each case, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company has all Permits issuable by Governmental Entities and required thereby for the operation of the Business as presently conducted, (b) all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to Sellers’ Knowledge threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid, (c) the Company has filed all necessary reports and maintained and retained all necessary records pertaining to such Permits in all material respects, and (d) the Company has otherwise complied with all of the Laws applicable to its existence, financial condition, operations and Business. Sellers are not making any representation or warranty in this Schedule 4.10 with respect to any Taxes, employee benefit matters or any environmental matters with respect to the Company or the Business, it being agreed that such matters are exclusively addressed in Section 4.7, Section 4.12 and Section 4.13, respectively.
     Section 4.11 Intellectual Property. The Company does not own, license or utilize any material registered patents, trademarks, trade names, service marks, copyrights, domain names or any applications therefor, in connection with the Business.
     Section 4.12 Employee Benefit Plans. Schedule 4.12 lists all of the Company’s “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, incentive compensation, vacation, severance, change of control, disability, death benefit, hospitalization or insurance plan or other similar plan, contract or arrangement that is sponsored, maintained or contributed to by the Company or with respect to which the Company has any obligations or liability. With respect to each employee benefit plan that is, or that has been within six years prior to the Closing Date, sponsored, maintained or contributed to by the Company or by any other entity or business that, together with the Company, would be treated as a single employer under Section 414 of the Code, (a) no withdrawal liability under Section 4201 of ERISA or any liability to the PBGC has been incurred by the Company or any such other entity or business and not satisfied, (b) all contributions (including installments) to each such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and (c) except as would not reasonably be expected to result in a Material Adverse Effect, each such plan has been funded, maintained and operated in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents. There is no collective bargaining or other labor union agreement applicable to or being negotiated with any of the employees of the Company.
     Section 4.13 Environmental Matters. Except as set forth in Schedule 4.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
          (a) The Company and the Facility are not in violation of any Environmental Laws or any enforceable requirement of a Governmental Authority pertaining to environmental protection;
          (b) The Company has not received written notice from any Third Party, including any Governmental Authority, (i) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) that the Company generated, transported or disposed of has been found at any site at which a Governmental Authority or other Third Party has conducted an investigation and in respect of which Hazardous Substances the Company may have a remediation liability or obligation pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding under Environmental Laws arising out of any Third Party’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22) or the relevant foreign Environmental Laws, hereinafter, “Release”) of Hazardous Substances;
          (c) No Hazardous Substances have been Released into the environment by the Company or on the Conveyed Lands in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to the Company under any Environmental Law.
          (d) The Company has all Permits required under Environmental Laws and required thereby for the operation of the Business as presently conducted, all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to Sellers’ Knowledge threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid, and the Company and the Facility are in compliance with such Permits.
          (e) This Section 4.13 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws and Hazardous Substances.
     Section 4.14 Insurance. Schedule 4.14 sets forth a list of all of the policies of insurance carried as of the date of this Agreement by the Company that directly insure the operation of the Business on or prior to the Closing Date (collectively, the “Company Policies”). All premiums due and payable under the Company Policies as of the date of this Agreement have been paid in a timely manner. No notice of cancellation or non-renewal of any Company Policy has been received by the Company and there is no claim under any Company Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.
     Section 4.15 Personal Property. Except as otherwise indicated on Schedule 4.15 or as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all tangible personal property used or held for use by the Company in connection with the Business is owned or leased by the Company, (ii) as to such tangible personal property that is owned by the Company, the Company’s title to such property is free and clear of all Liens except Permitted Liens and (iii) as to such tangible personal property that is leased by the Company, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by the Company or (to the Knowledge of Sellers) any other party thereto under any such lease.
     Section 4.16 Regulatory Matters.
          (a) The Company has certificates issued by the FERC under Section 7(c) of the Natural Gas Act and 18 C.F.R. Parts 157 and 284 authorizing it to construct and operate the Facility in interstate commerce, to provide the services provided for under its approved tariff and to charge “market based rates” for the services it provides, in each case subject to FERC’s jurisdiction in accordance with the requirements of 18 C.F.R. Part 157, Subpart F.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has satisfied all applicable regulatory and certificate conditions, including the filing of periodic and annual reports, that are required in connection with (i) the construction and operation of the Facility, (ii) the provision of storage services pursuant to its approved tariff and (iii) the maintenance of its certificate to offer storage services. There are no claims pending, or to the Knowledge of Sellers currently threatened or pending during the last three years, that (A) challenged the Company’s certificate of public convenience and necessity to construct and operate the Facility, (B) challenged the Company’s tariff, rates or other terms of service, (C) challenged the Company’s authorization to charge “market based rates” for the storage services it provides or (D) otherwise alleged any violation of any Law or tariff provision applicable to the Business, except as would not reasonably be expected to have a Material Adverse Effect on the Company.
          (c) The Company is not a “public utility company” as such term is defined in the Public Utility Holding Company Act of 2005.
     Section 4.17 Books and Records. The Company (a) maintains books, records and accounts reflecting the assets, liabilities and operations of the Business and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are appropriately recorded as necessary to permit the preparation of the Company’s consolidated financial statements in conformity with GAAP. In addition, the Company’s accountants have not advised the Company of any material deficiencies in its internal accounting controls.
     Section 4.18 Gas in Place. The Company has (and at the Closing will have) physical possession and custody of a quantity of natural gas in the Company’s storage facilities (in each case measured in MMBtu) at least equal to (a) 3,809,462 MMBtu of Pad Gas, plus (b) the quantity of natural gas that must be delivered to customers in order to satisfy the Company’s obligations for delivery of natural gas, plus (c) the quantity of natural gas owned by the Company through unconsumed in-kind fuel payments, minus (d) the quantity of natural gas loaned to customers through the Company’s loan service and plus (e) the quantity of natural gas currently owed to the Company or owed by the Company as a result of an OBA (a positive quantity when owed to the Company and a negative quantity when owed to the interconnecting pipeline). To the Knowledge of Sellers, Schedule 4.18 contains an accurate and complete list (broken down by categories (a)-(e) above and, in the case of categories (b), (d) and (e), also by agreement and quantity) of the inventory of natural gas in the Facility from the NGI inventory tracking system as of 9:00 a.m., Mississippi time, on the December 27, 2010 flow day.
     Section 4.19 Bank Accounts and Powers of Attorney. Schedule 4.19 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box, the relevant account information and the names of all persons authorized to draw thereon or that have access thereto. Except as disclosed on Schedule 4.19, the Company has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.
     Section 4.20 Disclaimer of Additional and Implied Warranties. Notwithstanding anything to the contrary herein and without limiting the generality of Section 9.5, it is the explicit intent of each Party, and the Parties hereby agree, that neither of the Sellers nor any of their respective Representatives or Affiliates makes any representations or warranties of any nature whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Company Units, the Company, or the Company’s assets and properties, in connection with this Agreement or the transactions contemplated hereby except as specifically set forth in Article III or this Article IV, in any certificate delivered at Closing or in any of the other Transaction Documents.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
          Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date, as follows:
     Section 5.1 Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so duly qualified or licensed would not, in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 5.2 Authorization; Enforceability. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no other authorization on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
     Section 5.3 No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not:
          (a) violate or conflict with any provision of the Organizational Documents of Buyer;
          (b) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority; or
          (c) require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which Buyer or any of its assets, properties or businesses is or are bound;

     except, with respect to clauses (b) and (c), for such violations, conflicts, consents, approvals, authorizations, defaults, breaches, terminations, accelerations or cancellations, or failures to make any such filing, obtain any such consent, approval or authorization or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 5.4 Litigation. As of the date of this Agreement, there is no Litigation pending or threatened in writing against Buyer, and there are no orders or unsatisfied judgments issued by any Governmental Authority binding upon Buyer that, in each case, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 5.5 Financial Ability; Solvency.
          (a) At Closing, Buyer will have sufficient immediately available funds to pay in cash the amount of the Purchase Price (less the Deposit) and all other amounts payable pursuant to this Agreement, to consummate all of the transactions contemplated hereby and to satisfy all other costs and expenses arising in connection herewith.
          (b) Immediately after the consummation of the transactions contemplated by this Agreement, the assets of Buyer and the Company, both on an individual and on a consolidated basis, will exceed the liabilities of such Persons.
     Section 5.6 Investment Representation. Buyer is acquiring the Company Units for its own account as an investment and not with a view to sell, transfer or otherwise distribute all of any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the Company Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Company Units. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the Company Units has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Company Units will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Company Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.
     Section 5.7 Independent Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT (A) HAS, WITHOUT RELIANCE ON SELLERS (EXCEPT TO THE EXTENT THAT BUYER HAS RELIED ON THE REPRESENTATION AND WARRANTIES OF SELLERS IN THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS), MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, SELLERS, THE COMPANY UNITS, THE ASSETS AND PROPERTIES OF THE COMPANY, THE BUSINESS, THE

CONVEYED LANDS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (B) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY UNITS, THE ASSETS AND PROPERTIES OF THE COMPANY, THE BUSINESS, THE CONVEYED LANDS, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN THE OTHER TRANSACTION DOCUMENTS, AND BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLERS OR BY ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH SELLERS’ FINANCIAL ADVISORS, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, AND (II) ANY CLAIMS THAT BUYER MAY HAVE FOR BREACH OF ANY REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN ANY CERTIFICATE DELIVERED AT CLOSING (EACH AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN ANY OF THE OTHER TRANSACTION DOCUMENTS.
ARTICLE VI.
COVENANTS
     Section 6.1 Conduct of Business.
          (a) From the date of this Agreement through the Closing, except as otherwise contemplated by this Agreement (including as set forth on Schedule 6.1 and the other matters contemplated by the other Schedules and Exhibits attached hereto), as required by applicable Law or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) Sellers shall cause the Company to (i) operate the Business in the ordinary course; provided, however, that, notwithstanding anything to the contrary herein, Sellers may make any number and size of distributions of cash on the Company Units prior to Closing and (ii) use commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers and others having business relationships with the Company and (y) Sellers shall not permit the Company to:
               (i) amend its Organizational Documents;
               (ii) liquidate, dissolve, recapitalize or otherwise wind up the Company or the Business;
               (iii) change its accounting methods, policies or practices, except as required by GAAP;

               (iv) sell, assign, transfer, lease or otherwise dispose of any material non-current assets, except in the ordinary course of business or pursuant to the terms of any Contract to which the Company is a party as of the date of this Agreement;
               (v) make any material capital expenditure that (1) is with respect to a capital project other than any capital project reflected on Schedule 6.1(a)(y)(v) or (2) when aggregated with all other capital expenditures incurred in the same calendar month would exceed $5,000,000 (excluding any such expenditures associated with (A) the protection of life or property in the case of any sudden emergency or (B) compliance with applicable Law or the orders of any Governmental Authority);
               (vi) merge or consolidate with, or purchase substantially all of the assets or businesses of, or equity interests in, or make an investment in, any Person, or extend credit to customers other than in the ordinary course of business;
               (vii) issue or sell any equity interests, notes, bonds or other securities of the Company, or any option, warrant or right to acquire the same;
               (viii) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of the Company Units that is payable in Company Units, property or otherwise;
               (ix) except in the ordinary course of business, enter into any Contract that if in effect on the date hereof would be a Disclosed Contract or Real Property Agreement, or terminate or materially amend any Disclosed Contract or Real Property Agreement;
               (x) incur any indebtedness for borrowed money other than under the Secured Bank Group Debt;
               (xi) make or change any material election with respect to Taxes or take any other material action involving Taxes;
               (xii) cancel or fail to maintain in full force and effect any Company Policies that are not replaced by comparable coverage;
               (xiii) establish, adopt or enter into (or, except as required by Law, amend) any employee benefit plan or grant any severance or termination pay that as of the Closing Date is payable by, or attaches any obligation to, the Company;
               (xiv) purchase any Pad Gas outside of the ordinary course of business (and the Parties agree that, for purposes of this Section 6.1(a)(xiv), purchases of Pad Gas (A) in excess of 0.72 Bcf, in the aggregate, shall be considered to be outside of the ordinary course of business and (B) not in excess of 0.72 Bcf, in the aggregate, shall be considered to be within the ordinary course of business); or
               (xv) agree, whether in writing or otherwise, to do any of the foregoing.

          (b) From the date of this Agreement through the Closing and subject to the understanding and agreement that the Company shall be responsible for the day to day operation and construction of the Facility through Closing, Sellers shall (i) keep Buyer reasonably informed regarding the status of drilling and related activities associated with the development of cavern well #4A and provide Buyer with copies of drilling or status reports, purchase orders involving more than $100,000 and flow-line extension drawings relating thereto, (ii) provide Buyer with copies of the monthly reports provided to the Third-Party Lenders, (iii) keep Buyer reasonably informed regarding the status of the Company’s SMUG activities at the Facility, (iv) keep Buyer reasonably informed of any unplanned major maintenance activities involving more than $100,000 with respect to the Facility, (v) keep Buyer reasonably informed regarding the status of the leaching operations at the Facility, including Sellers’ preparations for the leaching of the sump for cavern well #4A and the status of backwashing and other significant maintenance activities with respect to the Facility’s disposal wells, (vi) provide such notices as may be necessary under any of the Company’s existing precedent agreements in order to avoid giving rise on the part of the Company’s customers thereunder to unilaterally terminate all or any portion of any such precedent agreement, and (vii) as reasonably requested by Buyer, schedule meetings between representatives of Buyer, on the one hand, and the appropriate employees of the Company, on the other hand, as necessary to facilitate a smooth and efficient transition of operating and ownership responsibility to Buyer at Closing.
     Section 6.2 Access.
          (a) Prior to the Closing Date, or, if earlier, until the date this Agreement is terminated pursuant to Section 10.1, Sellers shall afford (and shall cause their Affiliates and the Company to afford) to Buyer and its authorized Representatives reasonable access, during normal business hours, to the properties (including the Facility), books, contracts and records of Sellers and the Company with respect to the Business, and to the appropriate officers and employees of the Company and Sellers, in each case, as reasonably requested by Buyer and as may be necessary to assist Buyer in connection with Buyer’s understanding and integrating of the Business into Buyer’s organization following the Closing; provided, however, that such access shall only be upon reasonable advance written notice and shall not unreasonably disrupt personnel or operations of the Business and shall be at Buyer’s sole cost and expense; provided, further, that neither Buyer, nor any of its Affiliates or Representatives shall have the right to perform or conduct any invasive environmental sampling or “Phase II” environmental site assessment with respect to the assets and properties of the Company (including the Facility) or the Conveyed Lands. Sellers shall have the right to have a Representative present at all times during any inspections, interviews and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to (i) bids received from third parties in connection with transactions similar to those contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege relating to such information available to the Company, Sellers or any Affiliate of Sellers or would cause the Company, Sellers or any Affiliate of Sellers to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. All requests for access to the properties, books, contracts, records and appropriate officers and employees of the Company and Sellers shall be made to such Representatives of Sellers as Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers or Persons that have a business relationship with the Company in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Sellers and without a Representative of the Company being present. Any access to the properties, books, contracts, records and appropriate officers and employees of the Company shall be subject to the following additional limitations: (A) such access shall not violate any Law or contract to which Sellers or the Company is a party or otherwise expose Sellers or any of their Affiliates to a material risk of liability; (B) none of Buyer and its Representatives shall damage the assets and properties of the Company or any portion thereof and (C) Buyer shall use its commercially reasonable efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient manner.
          (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties effective as and from the date hereof, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to any Person or property resulting from or relating to the activities of Buyer or its Representatives under this Section 6.2. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 6.2(B) SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION OR ANY OTHER PERSON.
     Section 6.3 Confidentiality.
          (a) The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect in accordance with its terms until the Closing Date, at which time, the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Sellers hereby consent to prospective third party debt or equity financing sources of Buyer being treated as “Other Permitted Recipients” under the Confidentiality Agreement. Notwithstanding anything herein to the contrary, in the event of any conflict or inconsistency between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall control.
          (b) Prior to Closing, nothing provided to Buyer or its Affiliates or its or their respective Representatives pursuant to Section 6.2 shall in any way amend or diminish Buyer’s obligations under the Confidentiality Agreement. Buyer acknowledges and agrees that any written, oral or other information provided to Buyer or its Affiliates or its or their respective Representatives pursuant to Section 6.2 or otherwise by Sellers or any of their Affiliates or any of their respective Representatives shall be (prior to Closing) subject to the terms and conditions of the Confidentiality Agreement.

          (c) From and after the date of this Agreement, Sellers shall maintain in confidence, shall cause their Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its (and its Affiliates’) Representatives to maintain in confidence, any written, oral or other information relating to the Company or the Business for a period of one (1) year following the date of receipt of any such information, except that the requirements of this Section 6.3 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Sellers or their Affiliates or any of Sellers’ or Sellers’ Affiliates respective Representatives, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably necessary to be disclosed in connection with any Litigation or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Litigation) or (iv) any such information was or becomes available to Sellers or their Affiliates or Sellers’ or Sellers’ Affiliates’ respective Representatives on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or its or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information.
          (d) From and after the Closing Date, Buyer shall maintain in confidence, shall cause its Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its (and its Affiliates’) Representatives to maintain in confidence, any written, oral or other information relating to Sellers for a period of one (1) year following the date of receipt of any such information, except that the requirements of this Section 6.3 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates or any of its or their respective Representatives, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably necessary to be disclosed in connection with any Litigation or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Litigation) or (iv) any such information was or becomes available to Buyer or its Affiliates or its or their respective Representatives on a non-confidential basis and from a source (other than Sellers or any of their Affiliates or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information.
          (e) With respect to Section 6.3(c) and Section 6.3(d), if a Party or any of its Affiliates or its or their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any information described in Section 6.3(c) or Section 6.3(d), such Party shall, or shall cause its Affiliate or Representative to, provide the other Party with prompt prior written notice of such requirement (including any report, statement, testimony or other submission to such Governmental Authority) and, to the extent reasonably practicable, cooperate with such other Party to obtain a protective order or similar remedy to cause such information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege; provided, further, that, in the event that such protective order or other similar remedy is not obtained, such Party shall, or shall cause its Affiliate or Representative to, furnish only that portion of such information that has been legally compelled, and shall, or shall cause its Affiliate or Representative to, exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each of the Parties hereto shall instruct its Affiliates and Representatives having access to any information described in Section 6.3(c) or Section 6.3(d) of the obligation of confidentiality described in this Section 6.3 and shall be responsible for any breach of the terms of this Section 6.3 by any of its Affiliates or Representatives.
     Section 6.4 Third Party Approvals. From the date hereof through the Closing Date, Buyer and Sellers shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents, waivers, confirmations and approvals of Third Parties that any of Buyer, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and maintain such consents in full force and effect once obtained; provided, however, that prior to the Closing, Buyer shall not, and shall cause its Affiliates and its and their respective Representatives not to, contact any customer, supplier or other Third Party in connection with any such consent required to be obtained by Sellers or their respective Affiliates without the prior written consent of Sellers. Notwithstanding the foregoing, none of Sellers or any of their Affiliates, nor Buyer nor any of its Affiliates, shall be obligated to make any payments or otherwise pay any consideration to any Person, to commence or participate in any Litigation or to offer or grant any accommodation to any Third Party in connection with any such consent, waiver, confirmation, novation or approval. Each Party shall use its commercially reasonable efforts to cooperate with the reasonable requests of the other Parties in seeking to obtain as promptly as practicable all such consents, waivers, confirmations, novations or approvals. Neither Sellers nor Buyer shall take, or cause to be taken, any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such consent, waiver, confirmation, novation or approval.
     Section 6.5 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Sellers shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, as promptly as is reasonably practicable, and in any event within five (5) Business Days after the date hereof, and to pay any fees due from it in connection with such filings, (b) cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) use reasonable best efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority, (e) consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials,

(g) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use reasonable best efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any Law. In connection with filings to be made and actions taken under the HSR Act, if any, Buyer shall bear all fees or expenses in connection therewith, including filing fees; however, each Party shall bear its own fees and expenses incurred as a result of any investigation or Litigation initiated by the Department of Justice Antitrust Division or the Federal Trade Commission. Neither Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that Sellers may redact from any filings provided to Buyer hereunder, and shall not be required to provide any materials or information hereunder, to the extent such filings, materials or information relate to either Seller, individually, and not to the Company. For purposes of this Section 6.5, “reasonable best efforts” shall include (i) executing settlements, undertakings, consent decrees, stipulations or other agreements and (ii) defending through litigation on the merits any claim asserted in court by any Person, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the Closing and shall not include (A) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Buyer, (B) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets contemporaneously with or subsequent to the Closing, (C) permitting Sellers to sell, divest or otherwise convey any particular assets or properties of the Company prior to the Closing, or (D) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Buyer or its Affiliates with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets.
     Section 6.6 Indemnification of Officers and Directors.
          (a) After Closing, to the extent not prohibited by applicable Law, the Company shall continue to honor its obligations (as set forth in the Organizational Documents of the Company as of the date of this Agreement) with respect to the exculpation and indemnification of, and the advancement of expenses to, the Indemnified Officers and Directors with respect to any Third-Party Claims arising or resulting from any actions or omissions at or prior to the Closing (including the matters contemplated by this Agreement) by the Indemnified Officers and Directors, it being understood that the consummation of the transactions contemplated by this Agreement shall not modify such rights. The provisions of this Section 6.6 shall be in addition to, and not in substitution of, any and all releases under the Mutual Release.
          (b) THE INDEMNIFICATION PROVIDED IN THE ORGANIZATIONAL DOCUMENTS OF THE COMPANY (AS OF THE DATE OF THIS

AGREEMENT) SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ANY PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON SUCH PERSON SEEKING INDEMNIFICATION OR ANY OTHER PERSON.
          (c) In the event the Company or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall cause proper provision to be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.6.
          (d) The obligations of the Company under this Section 6.6 from and after the Closing Date shall not be terminated or modified in such a manner as to adversely affect any of the Indemnified Officers and Directors without the consent of such Person (it being expressly agreed that each of the Indemnified Officers and Directors is intended to be a third party beneficiary of this Section 6.6 with full rights of enforcement as if a party hereto). The rights of each Indemnified Officer and Director hereunder shall be in addition to any other rights the Indemnified Officers and Directors may have under the Organizational Documents of the Company, under any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).
     Section 6.7 Employee and Benefit Matters.
          (a) Employment by Buyer. Buyer agrees that, should the Company or its successor-in-interest continue to employ the employees of Company as of the date of this Agreement, including any employees on authorized leave (each, an “Employee” and, collectively, the “Employees”), during the one-year period immediately following the Closing Date (the “Severance Period”), Buyer shall cause the Company or its successor-in-interest to do so with respect to each such Employee at a compensation level that is not less than the base pay for such Employee as of the date of this Agreement. Subject to Section 6.7(f), nothing in this Section 6.7 requires Buyer to employ or cause the Company or its successor-in-interest to employ an Employee from and after the Closing.
          (b) Employee Benefits. Buyer shall offer employee benefits to the Employees on terms and conditions that are no less favorable in the aggregate to the Employees than those provided to similarly situated employees of Buyer. With the exception of the severance benefits provided for in Section 6.7(f), nothing herein shall be deemed to obligate Buyer to adopt or maintain any particular employee benefit plan (including any equity compensation plans or arrangements), and nothing in this Section 6.7 shall be deemed to limit the ability of the Company to amend or terminate any employee benefit plans, programs and policies of the Company (collectively, the “Company Benefit Plans”) at any time after the Closing Date. Sellers agree to cause the Company, prior to Closing, to adopt an amendment to the Company’s 401(k) plan terminating that plan effective immediately prior to, but conditioned upon, Closing.

          (c) Credit for Prior Service. Buyer agrees that from and after the Closing Date, the Employees shall be credited with their length of service with the Company for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs and policies of Buyer (collectively, the “Buyer Benefit Plans”) in which the Employees may be covered, to the same extent that service provided prior to the Closing Date by employees of Buyer is recognized under the relevant Buyer Benefit Plan. Such pre-Closing service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, and severance plans or policies that may apply to the Employees after the Closing Date. In addition, Buyer agrees to continue to recognize all vacation time, sick leave, paid time off, or other leave accrued by each Employee as of the Closing Date.
          (d) Terms of Coverage. To the extent any Employees become covered under any Buyer Benefit Plan, any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under such Buyer Benefit Plan shall be waived for such Employees. Buyer shall ensure that each Employee who becomes covered under any Buyer Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Company Benefit Plan as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such Buyer Benefit Plan.
          (e) Performance Bonus. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that the Company may, at any time prior to or at Closing and in its sole discretion, make 2010 performance bonus payments to Employees not exceeding $350,000 in the aggregate.
          (f) Severance. If, during the Severance Period, either (i) Buyer terminates without Cause the employment of any Employee who was an Employee on the Closing Date or (ii) such an Employee resigns for Good Reason, then Buyer shall pay to such Employee severance benefits in a lump-sum amount equal to such Employee’s Severance Amount within thirty (30) days of such termination of employment or resignation. For purposes of this Section 6.7(f), a termination or resignation of employment shall occur if and when an Employee ceases, on what is reasonably expected to be a permanent basis, to provide, directly or indirectly, services to the Company and all of its Affiliates and successors in any capacity for compensation and such cessation constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Additionally, the following terms shall have the following meanings:
               (i) “Annual Base Salary” means the annual base salary of the Employee as of the date of this Agreement.
               (ii) “Cause” means that the Employee (A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (B) has failed to substantially perform the duties and services reasonably required by the Company and such failure continues for at least thirty (30) days after the Employee’s receipt of written notice of such failure from the Company; (C) has willfully engaged in conduct that is materially injurious to the Company or its Affiliates (monetarily or otherwise); (D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company); or (E) has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude.
               (iii) “Good Reason” means the occurrence of any one or more of the following: (A) a material reduction in the nature or scope of the Employee’s authority or duties from those previously applicable to him; (B) a reduction in the Employee’s Annual Base Salary; (C) a diminution in the Employee’s eligibility to participate in any bonus, stock option, incentive award and other compensation plans in which the Employee was eligible to participate at the Closing Date; or (D) a change in the location of the Employee’s principal place of employment by the Company by more than sixty (60) miles from the location where he was principally employed; provided, however, that no such occurrence shall qualify as “Good Reason” if the Employee expressly consented in writing to any such occurrence prior to its occurrence.
               (iv) “Severance Amount” means, with respect to a particular Employee, an amount equal to the Annual Base Salary minus the amount actually paid from and after the Closing Date to such Employee in respect of this Annual Base Salary.
     Section 6.8 GO Zone Bonds. Sellers and Buyers agree as follows with respect to the GO Zone Bonds:
          (a) Prior to Closing, Sellers shall cause the Company to provide such advance notices as may be required under the Credit Agreement to notify the Third-Party Lenders that (i) their commitments under the Credit Agreement will be terminated on the Closing Date and (ii) all “Borrowings” under the Credit Agreement will be repaid on the Closing Date;
          (b) On the Closing Date, Buyer shall provide cash collateral in an amount equal to the GO Zone Bonds Amount (plus appropriate interest coverage) to SunTrust Bank, for the benefit of the issuers of the GO Zone Bonds Letters of Credit, in order to cause the GO Zone Bonds Letters of Credit to remain issued and outstanding and in favor of the Trustee under each GO Zone Indenture in the stated amount, in each case following the Closing Date;
          (c) Sellers and Buyer shall work together to ensure that the consummation of the transactions contemplated by this Agreement will not (i) trigger a mandatory purchase under Article IV of the applicable GO Zone Indentures prior to Closing or (ii) cause a notice of mandatory purchase pursuant to the GO Zone Indentures to be delivered prior to Closing; and
          (d) Sellers acknowledge that Buyer intends to trigger a mandatory purchase under Article IV of the applicable GO Zone Indentures following Closing. In consideration of the undertakings of Buyer under this Section 6.8, Sellers agree to reimburse Buyer for fifty percent (50%) of the excess of the sum of (i) any letter of credit fees incurred by Buyer under the GO Zone Bonds Letters of Credit, (ii) the amount of interest incurred under the GO Zone Bonds and (iii) any incremental fees (but, for the avoidance of doubt, excluding any remarketing fees) incurred by Buyer and paid to the issuing bank of the GO Zone Bonds Letters of Credit, over the amount of any interest earned by Buyer on the cash used to collateralize the GO Zone Bonds Letters of Credit pursuant to Section 6.8(b), in each case, to the extent such fees and interest are incurred or earned by Buyer (as applicable) during the period of time from the Closing Date through the earlier to occur of (A) the date of such mandatory purchase and (B) the 45th day after Closing. Notwithstanding the foregoing, in no event shall Sellers’ reimbursement obligation hereunder exceed $450,000. Sellers shall pay Buyer the amount required to be reimbursed by Sellers pursuant to this Section 6.8(d) within five (5) Business Days of Buyer’s delivery to Sellers of an invoice therefore by wire transfer of immediately available funds, in Dollars, to the account(s) designated by Buyer.
     Section 6.9 Waiver of Certain Rights. It is acknowledged that under the Company LLC Agreement there are certain rights of first offer, preemptive rights, rights of first refusal, options and similar rights and restrictions that apply in connection with the transfer of any Company Units. Solely in connection with the sale and transfer of the Company Units under this Agreement, each Seller (with regard to the proposed sale of Company Units by the other Seller and the conveyance of the Conveyed Lands pursuant to the Conveyed Lands Assignment Agreement) hereby waives any and all preferential purchase rights, preemptive rights, options, rights of first offer, tag-along rights or other rights, claims or restrictions with regard thereto, provided for under the Company LLC Agreement or otherwise. In the event the transactions under this Agreement are not closed and consummated, it is acknowledged that this waiver shall not apply with regard to any subsequent proposed sale or transfer of any of the Company Units by a Seller.
     Section 6.10 Update Information. Prior to the Closing, each of Buyer and Sellers shall give the other Parties prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing. At any time prior to the Closing, Sellers may correct and supplement in writing any information furnished on the Disclosure Schedules, or that would have been so furnished had it arisen prior to the date of this Agreement, by furnishing corrected or supplemented information to Buyer pursuant to the notice provisions hereof. Unless Buyer agrees otherwise in writing, any such corrections and supplements shall not amend the Disclosure Schedules or any representations, warranties or covenants of Sellers for any purpose under this Agreement.
     Section 6.11 Books and Records. From and after the Closing, subject to the provisions of Article VII:
          (a) Sellers and their respective Affiliates and Representatives may retain copies of any or all of the data room materials and other books, data, files, information and records relating to the Business or operations of the Company on or before the Closing Date.
          (b) Buyer agrees that, with respect to all data room materials and other books, data, files, information and records relating to the Business, the Conveyed Lands and the operations of the Company in existence as of the Closing Date, it will (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by Buyer and its Affiliates and its and their respective Representatives. In addition, for a period of at least seven (7) years after the Closing Date, Buyer shall, and shall cause each of its Affiliates (including, after the Closing, the Company) to, preserve all original data room materials and other books, data, files, information and records relating to the Business or operations of the Company and existing as of the Closing Date and, thereafter, dispose of such data room materials and other books, data, files, information and records only after it shall have given Sellers at least ninety (90) days’ prior written notice of such disposition and the opportunity, at their cost and expense, to remove and retain all or any part of such data room materials and other books, data, files, information and records as Sellers may select. Buyer shall afford to Sellers and their authorized Representatives reasonable access, during normal business hours, to such properties, books, contracts and records of the Business as remain in Buyer’s possession, as reasonably requested by Sellers; provided, however, that such access shall only be upon reasonable advance written notice and shall not disrupt personnel or operations of the Business and shall be at Sellers’ sole cost and expense. Buyer shall have the right to have a Representative present at all times during the exercise by Sellers of any of their access rights pursuant to this Section 6.11(b). Notwithstanding the foregoing, Sellers shall have no right of access to, and Buyer shall have no obligation to provide to Sellers, (i) information relating to any information the disclosure of which would jeopardize any privilege relating to such information available to the Company, Buyer or any Affiliate of Buyer or would cause the Company, Buyer or any Affiliate of Buyer to breach a confidentiality obligation; or (ii) any information the disclosure of which would result in a violation of Law. All requests for access to the properties, books, contracts, records and appropriate officers and employees of Buyer shall be made to such Representatives of Buyer as Buyer shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. All requests for access to the properties, books, contracts, records and appropriate officers and employees of the Company shall be subject to the following additional limitations: (A) such access shall not violate any Law or contract to which Buyer or the Company is a party or otherwise expose Buyer or any of its Affiliates to a material risk of liability; (B) none of Sellers or their respective Representatives shall damage the assets and properties of the Company or any portion thereof and (C) each Seller shall use its commercially reasonable efforts to complete any on-site exercise of its access rights and all communications with any Person pursuant to this Section 6.11(b) in an expeditious and efficient manner.
          (c) Each of the Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Parties effective as and from the Closing Date, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to any Person or property resulting from or relating to the activities of such Seller or its Representatives under Section 6.11(b). THE INDEMNIFICATION PROVISIONS IN THIS SECTION 6.11(C) SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION OR ANY OTHER PERSON.
     Section 6.12 Permits. Buyer shall promptly provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to cooperate with Buyer to provide information necessary to apply for such transfer or reissuance of such Permits.

     Section 6.13 Insurance. Sellers agree to cause the Company to maintain in full force and effect through the Closing, all insurance policies of the Company (including the Company Policies) that insure the operation of the Business, the assets and properties of the Company (including the Facility) and the Conveyed Lands, but shall modify the insurance certificates to remove any non-Company Persons currently listed as named or additional insureds as to any Losses arising after the Closing Date.
     Section 6.14 Title Commitments. Prior to the execution of this Agreement by the Parties, Sellers have provided to Buyer one or more title commitments, title reports or title certificates (collectively, the “Title Commitments”) on the Mississippi standard form (or with regard to any properties located in Alabama, on the Alabama standard form) by a nationally recognized title company, addressing the status of title of that portion of the real property interests constituting part of the assets and properties of the Company and the Conveyed Lands that are described on Schedule 6.14, which Title Commitments shall include only such exceptions to title as set forth therein. The costs and expenses associated with procuring any title policies issued pursuant to such Title Commitments or otherwise shall be borne by Buyer.
     Section 6.15 Conveyed Lands. Sellers shall cause SPLI and the Company to execute and deliver the Conveyed Lands Assignment Agreement at Closing.
     Section 6.16 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at the request of Buyer or either Seller, and without further consideration, the other Party or Parties shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions and execute and deliver such other documents as the requesting Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.
     Section 6.17 Affiliate Contracts. At or before the Closing, Sellers will cause the termination and total release of the Company under any agreement between the Company, on the one hand, and any Seller, Affiliate of either Seller or Representative of the Company, any Seller or any Affiliate of either Seller, on the other hand, including the agreements identified with an asterisk on Schedule 4.9 but excluding this Agreement and any such agreement entered into connection with the consummation of the transactions contemplated by this Agreement.
     Section 6.18 Inventory Verification.
          (a) At or prior to Closing, Sellers shall adjust the list set forth in Schedule 4.18 in the manner described in Section 6.18(c) with respect to the period of time from and after 9:00 a.m. Mississippi time on the December 27, 2010 flow day through 9:00 a.m. Mississippi time of the flow day immediately preceding the testing to be performed at the Facility contemplated by Section 6.18(b), and Sellers shall provide Buyer with an accurate and complete copy of such list.
          (b) Schedule 6.18 sets forth an agreed process for the conduct of an inventory verification test of the Facility by Geostock U.S., Inc. (the “Consultant”), which verification test will be conducted on the day that the list described in Section 6.18(a) is delivered by Sellers to Buyer (or such other date as may be mutually agreed upon by Sellers and Buyer).
          (c) The list referenced in Section 6.18(b) shall be adjusted, and a copy of such list, as adjusted (with detail for each category of adjustment set forth below), shall be provided by Sellers to Buyer, with respect to the period of time from the effective date of such list through 9:00 a.m. Mississippi time of the flow day of the last test performed at the Facility pursuant to Section 6.18(b) in the following manner (references to (a), (b), (c), (d) and (e) in the following refer to the aforementioned categories set forth in Section 4.18):
               (i) purchases and sales of Pad Gas shall be added to or subtracted from (a);
               (ii) injections shall be added to (b) and withdrawals shall be deducted from (b);
               (iii) fuel charges shall be added to (c) and compressor fuel usage shall be deducted from (c);
               (iv) quantities of gas loaned to customers shall be added to (d); and
               (v) the net quantity of imbalances resulting from each OBA shall be added to (e) if such quantity is positive and subtracted from (e) if such quantity is negative.
          (d) Upon completion of the verification testing described in Section 6.18(b), the Parties shall use the results of such test (and Sellers shall ensure that Buyer receives a copy of the results of such test) to determine (in accordance with procedures and methodology set forth on Schedule 6.18) whether there is a shortage (or overage) of gas in the Facilities. The results of the verification testing conducted by the Consultant in accordance with the terms and provisions of this Section 6.18, shall be binding on the Parties and dispositive for all purposes of this Agreement except in the case of the Consultant’s manifest error in conducting such test.
          (e) If, based on the calculations described (and conducted in accordance with the procedures and methodology set forth) in Schedule 6.18, it is determined that the physical inventory of natural gas in the Facilities as determined pursuant to the verification testing described in Section 6.18(b) deviates (either positively or negatively) by more than three percent (3%) from the physical inventory of natural gas in the Facilities as set forth on the list delivered by Sellers to Buyer pursuant to Section 6.18(a) (as the same may be adjusted pursuant to Section 6.18(c)), then the Purchase Price shall be adjusted (pursuant to Section 2.2) by the amount (such amount, the “Cash Inventory Adjustment”), determined by multiplying the amount of such positive or negative deviation over three percent (3%) (measured in MMBtus) by the price/MMBtus set forth in Gas Daily for the FGT Zone 3 Average Price as of 9:00 a.m., Mississippi time, two days immediately preceding the Closing Date.
          (f) Schedule 6.18 sets forth in greater detail the Parties’ methodology to verify Gas In Place.

     Section 6.19 Assistance with Securities Filings; 2010 Audited Financials.
          (a) From the date of this Agreement through the date that is sixty (60) days after the Closing Date, Sellers shall, and, prior to the Closing Date, shall cause the Company to, (i) furnish such financial, operating or descriptive information about the Company, the Company’s assets (including the Facility) and the Business and in respect of dates occurring, or periods ending, on or prior to the Closing Date, as Buyer may reasonably and specifically request in writing and (ii) promptly correct any such information provided by it pursuant to this Section 6.19(a) to the extent such information has become known by Sellers or, prior to the Closing Date, the Company, to be false or misleading in any material respect.
          (b) Upon the request of Buyer, Sellers shall use commercially reasonable efforts to cause the Company, on or prior to the Closing Date, to obtain the consent of Grant Thornton, LLP to include the opinions of such firm with respect to the Pre-2010 Financial Statements and Audited 2010 Financial Statements in any filings made with the Securities and Exchange Commission by Buyer in connection with the transactions contemplated by this Agreement, which consent shall be in a form, and dated as of a date, reasonably suitable for such filing. Sellers also hereby consent to the use of such opinions on financial statements in any such filings prior to, on or after the Closing; provided, however, that Sellers shall not be required to provide any documents or consents to be included in any such filings.
          (c) Upon the request of Buyer, Sellers shall use commercially reasonable efforts to assist Buyer, at Buyer’s expense, with respect to any “comfort” letters that may required with regard to any financial information relating to the Stub Period that will be included or incorporated by reference in any applicable Securities Act filing being made by Buyer or its Affiliates after the Closing; provided, however, that Sellers shall be under no obligation to provide, or cause any other Person to provide, any representation or other certification in connection therewith.
          (d) As soon as practicable (but, in any event, prior to the Closing Date and no later than one Business Day after their delivery to Sellers or the Company), Sellers shall cause the Audited 2010 Financial Statements to be delivered to Buyer.
ARTICLE VII.
TAX MATTERS
     Section 7.1 Tax Returns.
          (a) Through the Closing, Sellers shall cause the Company to continue to be treated as a partnership for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1), and Sellers shall reflect the operations of the Company through the Closing Date on their federal income Tax Returns.
          (b) Sellers shall be responsible for filing all Tax Returns of the Company required to be filed on or prior to the Closing Date and all federal and state income Tax Returns of the Company covering a taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date, and Sellers shall be responsible for paying all Taxes shown as due thereon. With respect to any other Tax Return of the Company covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date (an “Other Tax Return”), Sellers shall cause such Other Tax Return to be prepared, and shall cause to be included in such Other Tax Return all items required to be included therein. Not later than 30 days prior to the due date of each Other Tax Return, Sellers shall deliver a copy of such Other Tax Return to Buyer together with a statement of the difference, if any, between the amount of Tax shown as due on such Other Tax Return and the amount set up as a liability for such Tax in the Final Adjustment Statement. Sellers shall make all reasonable changes to such Other Tax Return requested by Buyer not later than 10 days prior to the due date of such Other Tax Return. If the Tax shown on the Other Tax Return exceeds the amount set up as a liability for such Tax in the Final Adjustment Statement, not later than the due date of such Other Tax Return, Sellers shall pay to Buyer the amount of such excess. If the amount set up as a liability for such Tax in the Final Adjustment Statement exceeds the Tax shown on the Other Tax Return, not later than the due date of such Other Tax Return, Buyer shall pay to Sellers the amount of such excess. Buyer shall cause the Company to file each Other Tax Return and timely pay the Taxes shown as due on each such Other Tax Return.
          (c) With respect to any Tax Return of the Company covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date, Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax items required to be included therein. Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes, which shall be prorated on a daily basis based on the period beginning on the assessment date for ad valorem Taxes through the day before the next assessment date for such Taxes) the Tax that would have been due with respect to the period covered by such Tax Return if such taxable period ended on the Closing Date (the “Pre-Closing Tax”). Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to Sellers for their review. Buyer shall make all reasonable changes to such Tax Return requested by Sellers not later than 10 days prior to the due date of such Tax Return. If the Pre-Closing Tax included in the Tax shown on the Tax Return exceeds the amount set up as a liability for such Tax in the Final Adjustment Statement, not later than the due date of such Tax Return, Sellers shall pay to Buyer the amount of such excess. If the amount set up as a liability for such Tax in the Final Adjustment Statement exceeds the Pre-Closing Tax included in the Tax shown on the Tax Return, not later than the due date of such Tax Return, Buyer shall pay to Sellers the amount of such excess. Buyer shall cause the Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.
          (d) Any Tax Return prepared pursuant to the provisions of this Section 7.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact.
          (e) Buyer and Sellers shall cooperate fully, and Buyer shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers will, and Buyer will and will cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the later of 6 years after the Closing Date and the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyer and Sellers each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
     Section 7.2 Transfer Taxes. Buyer shall be responsible for and INDEMNIFY, DEFEND, AND HOLD HARMLESS Sellers for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement. Buyer and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.
     Section 7.3 Tax Indemnity.
          (a) Subject (only in the case of any liability for non-income Taxes) to the applicable limitations of Section 9.4(c), Sellers shall be solely liable for, shall pay and shall INDEMNIFY, DEFEND, AND HOLD HARMLESS the Buyer Indemnified Parties and the Company from any and all Taxes attributable to any taxable period (or portion thereof as determined in accordance with the principles set forth in Section 7.1(c)) ending on or before the Closing Date in excess of any liability for Taxes reflected on the Final Adjustment Statement that relate to or result from the income, business, property or operations of the Company prior to and including the Closing Date. Buyer shall be solely liable for, shall pay, and shall INDEMNIFY, DEFEND, AND HOLD HARMLESS Sellers from any and all Taxes attributable to any taxable period (or portion thereof as determined in accordance with the principles set forth in Section 7.1(c)) beginning after the Closing Date that relate to or result from the income, business, property or operations of the Company after the Closing Date.
          (b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) fifteen (15) days after receipt of notice from the Tax Authority of such Indemnified Tax Claim and (ii) thirty (30) days prior to the date required for the filing of any protest of such Indemnified Tax Claim, notify the Tax Indemnifying Party in writing of such fact.
          (c) The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such Indemnified Tax Claim is due but in no event sooner than 5 days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such Indemnified Tax Claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the amount of the Indemnified Tax Claim and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such Indemnified Tax Claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 7.3(b) with respect to such Indemnified Tax Claim, shall give to the Tax Indemnifying Party any information requested related to such Indemnified Tax Claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such Indemnified Tax Claim.
     Section 7.4 Scope. Notwithstanding anything to the contrary herein (but subject to the applicable provisions of Article IX), this Article VII shall be the exclusive remedy for any claims relating to Taxes (excluding any claims relating to representations and warranties (including Section 4.7)). The rights hereunder relating to (a) income Taxes shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter and (b) non-income Taxes shall survive the Closing for a period of 12 months after the Closing. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.
     Section 7.5 Purchase Price Allocation. The Parties agree that the transactions contemplated hereby will be treated for federal income Tax purposes as a sale of interests in the Company by Sellers and as a purchase of the assets of the Company by Buyer. Buyer shall prepare an allocation of the Purchase Price and assumed obligations among the purchased assets that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Buyer shall provide such Allocation to Sellers within ninety (90) days from the Closing Date, and Sellers shall have thirty (30) days after receipt thereof to provide Buyer with any written objection thereto. Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustments to the Purchase Price pursuant to this Agreement. Sellers and Buyer shall report consistently with the Allocation in all tax returns, including IRS Form 8594, which Buyer shall timely file with the IRS, and neither Sellers nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.
ARTICLE VIII.
CONDITIONS TO OBLIGATIONS
     Section 8.1 Conditions to the Obligations of the Parties.
          The obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

          (a) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and
          (b) All applicable waiting periods (and any extensions thereof) under applicable Law shall have expired or been terminated.
     Section 8.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
          (a) Sellers shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Sellers pursuant to Section 2.3(b) and Section 6.19(d);
          (b) The Seller Approvals and the Company Approvals set forth in Schedule 8.2(b) shall have been duly made, given or obtained and shall be in full force and effect;
          (c) Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement), which need only be true and correct as of such date or time) except where the failure to be so true and correct (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representations and warranties) would not (i) in the case of any of the representations and warranties of Sellers in Article III and Section 4.3, cause such representation and warranty not to be true and correct in all material respects and (ii) in the case of all other representations and warranties of Sellers, reasonably be expected to have a Material Adverse Effect on the Company;
          (d) Sellers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;
          (e) Sellers shall have delivered to Buyer a certificate dated as of the Closing Date, certifying that the conditions specified in Section 8.2(c) and Section 8.2(d) have been fulfilled;
          (f) Buyer shall have received the Audited 2010 Financial Statements, and the Audited 2010 Financial Statements shall contain an unqualified opinion of the auditor thereof with respect to the audited balance sheet and related audited statements of income, cash flow and changes in partners’ equity of the Company as of and for the fiscal year ended December 31, 2010; and
          (g) Sellers shall have taken such actions as are necessary to ensure, to the satisfaction of Buyer, that Sellers shall be solely responsible for all liabilities and obligations of the Company under the engagement letter between the Company and Credit Suisse Securities (USA), LLC with respect to the transactions contemplated by this Agreement.

     Section 8.3 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both Sellers:
          (a) Buyer shall have delivered to Sellers all agreements, instruments and documents required to be delivered by Buyer pursuant to Section 2.3(c);
          (b) The Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect;
          (c) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement), which need only be true and correct as of such date or time) except where the failure to be so true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby;
          (d) Buyer shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;
          (e) Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(c) and Section 8.3(d) have been fulfilled; and
          (f) Sellers shall have received the Audited 2010 Financial Statements.
ARTICLE IX.
INDEMNIFICATION
     Section 9.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants and agreements of Sellers and of Buyer contained in this Agreement (or in any certificate delivered in connection herewith) and all waivers, disclaimers and limitations of Sellers’ liability contained in this Agreement, shall (a) in the case of the representations and warranties, survive the Closing Date for a period of twelve (12) months after the Closing Date, except that (i) the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.6 (Ownership of Company Units), Section 4.1 (Organization), Section 4.3 (Capitalization; Subsidiaries), solely with respect to Taxes resulting from the income of the Company, Section 4.7 (Taxes) and Section 4.12 (Employee Benefit Plans) shall survive the Closing Date until the 30th day after the expiration of the statute of limitations applicable thereto and (ii) the representations and warranties in Section 4.18 (Gas in Place) shall not survive the Closing Date, (b) in the case of any of the Parties’ respective covenants and agreements which contain other express survival periods or contemplate future performance or obligations, survive the Closing Date for the period provided in accordance with their express terms, (c) in the case of all covenants and agreements not covered by the immediately preceding clause (b), survive the Closing Date for the period until they are fully performed and (d) in the case of all waivers, disclaimers and limitations of Sellers’ liability, survive the Closing Date indefinitely. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided by the non-breaching Party to the other Parties prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement provided in this Section 9.1. If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.
     Section 9.2 Indemnification.
          (a) Subject to the provisions of this Article IX, from and after the Closing, each of Sellers (individually and neither jointly nor severally), shall indemnify and hold harmless Buyer, Buyer’s Affiliates (which includes, for the avoidance of doubt, the Company from and after the Closing) and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from or out of any breach of (i) any representation or warranty of such Seller in this Agreement (or contained in any certificate delivered in connection herewith) or (ii) any covenant of such Seller in this Agreement (or contained in any certificate delivered in connection herewith).
          (b) Subject to the provisions of this Article IX, from and after the Closing, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Buyer in this Agreement (or in any certificate delivered in connection herewith).
          (c) THE INDEMNIFICATION PROVISIONS IN THIS SECTION 9.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION OR ANY OTHER PERSON.
          (d) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby.
          (e) Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes (other than arising out of or relating to any breach of any representations and warranties (including Section 4.7) relating to Taxes) shall only be subject to indemnification under Section 7.3.

          (f) The Parties have agreed upon a threshold (as provided in Section 9.4(a)) in the amount of $250,000 and a deductible (as provided in Section 9.4(b)) in an amount equal to one percent (1%) of the Base Purchase Price as a means of applying a materiality standard to the amount of any post-Closing claim that any Buyer Indemnified Party may have against Sellers resulting from a breach of a representation or warranty by Sellers. Therefore, for purposes of (i) applying the post-closing indemnification remedies provided in this Article IX, (ii) determining whether any breach of a representation or warranty of Sellers has occurred and (iii) calculating the amount any Losses relating thereto, Sellers’ representations and warranties shall be considered and applied without regard to any reference as to materiality, materially, material respects, Material Adverse Effect or similar materiality qualifiers set forth therein; provided, however, that this Section 9.2(f) shall in no respect modify the other provisions of this Agreement for purposes of determining whether any conditions to Closing have been satisfied.
          (g) Subject to the provisions of this Article IX, from and after the Closing, the Company shall indemnify and hold harmless the Seller Indemnified Parties from and against all Losses that the Seller Indemnified Parties incur arising from or out of (i) the Business, the Company or the Conveyed Lands; or (ii) otherwise relating to the Company Units, in each case whether attributable or related to periods prior to, on or after the Closing Date.
     Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Section 7.3) shall be asserted and resolved as follows:
          (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a Third Party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such Third-Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to control the defense of the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is for indemnifiable Losses under this Article IX), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the Third Party asserting the Third-Party Claim to all Indemnified Parties affected by the Third-Party Claim, and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable costs and expenses (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article IX, in the event that an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party(ies) hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give written notice thereof to the Indemnifying Party(ies), specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party(ies) with full access to its books and records (and, if Seller(s) are the Indemnifying Party(ies), the Company’s books and records) during normal business hours for the purpose of allowing the Indemnifying Party(ies) a reasonable opportunity to verify any such claim for indemnifiable Losses. The Indemnifying Party(ies) shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice and granting of such access if the Indemnifying Party(ies) disputes its liability to the Indemnified Party under this Article IX. If the Indemnifying Party(ies) does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be a liability of the applicable Indemnifying Party(ies) under this Article IX, and the Indemnifying Party(ies) shall either (i) pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined, or (ii) if the Indemnifying Party(ies) is one or more of the Sellers, instruct the Escrow Agent in writing to release to Buyer the amount of such indemnifiable Losses from the escrowed funds. If the Indemnifying Party(ies) has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party(ies) and the Indemnified Party shall negotiate in good faith to resolve such dispute. Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined in accordance with this Section 9.3(d) or by a court of competent jurisdiction), the Indemnifying Party(ies) shall either (A) pay such indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party, or (B) if the Indemnifying Party(ies) is one or more of the Sellers, instruct the Escrow Agent in writing to release to Buyer the amount of such indemnifiable Losses from the escrowed funds.
          (e) Subject to the limitations on Sellers’ liability set forth in this Agreement:
               (i) Each Seller shall be individually liable for Losses resulting from its breach of (A) its representations and warranties in Article III (or in any certificate delivered in connection herewith, to the extent relating to such Seller’s representations and warranties in Article III) or (B) its covenant in Section 6.16; and
               (ii) SGR and SPE shall be liable (individually and neither jointly nor severally), for 60% and 40%, respectively, of any Losses resulting from a breach of (A) the representations and warranties in Article IV (or in any certificate delivered in connection herewith, to the extent relating to the representations and warranties in Article IV) or (B) Sellers’ covenants set forth herein (other than the covenants set forth in Section 6.16).
          (f) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.
          (g) In no event shall the amount of Losses deemed to be incurred by Buyer hereunder in respect of any matter involving the condition of the Facility or its operation in compliance with applicable Laws exceed the amount that would be incurred in implementing the Lowest Cost Response.
     Section 9.4 Limitations on Liability of Sellers. Notwithstanding anything to the contrary stated in this Agreement:
          (a) a breach of any representation or warranty of Sellers in this Agreement (or in any certificate delivered in connection with this Agreement), subject to the provisions of Section 9.1, in connection with any single item or group of related items that results in Losses of less than $250,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation or warranty; provided, however, that the limitation set forth in this Section 9.4(a) shall not apply to Losses arising from a breach of Sellers’ representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.3(a), and, solely with respect to Taxes resulting from the income of the Company, Section 4.7 (or in any certificate delivered in connection herewith, to the extent relating to Sellers’ representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.3(a), and, solely with respect to Taxes resulting from the income of the Company, Section 4.7);

          (b) Sellers shall have no liability arising out of or relating to Section 9.2(a)(i) except if the aggregate Losses actually incurred by the Buyer Indemnified Parties thereunder exceed one percent (1%) of the Base Purchase Price (and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount); provided, however, that the limitation set forth in this Section 9.4(b) shall not apply to Losses arising from a breach of Sellers’ representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.3(a), and, solely with respect to Taxes resulting from the income of the Company, Section 4.7 (or in any certificate delivered in connection herewith, to the extent relating to Sellers’ representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.3(a), and, solely with respect to Taxes resulting from the income of the Company, Section 4.7);
          (c) in no event shall Sellers’ aggregate liability arising out of or relating to Sections 9.2(a)(i), 9.2(a)(ii) (only with respect to a breach of Sellers’ indemnity obligation under Section 7.3(a) with respect to non-income Taxes) or Section 10.2 exceed five percent (5%) of the Base Purchase Price; provided, however, that only with respect to Section 3.1, Section 3.2, Section 3.6, Section 4.3(a) and, solely with respect to Taxes resulting from the income of the Company, Section 4.7, and any liability arising under Section 9.2(a)(ii) with respect to a breach of Seller’s indemnity obligation under Section 7.3(a) with respect to income Taxes, each Seller shall be individually liable for Losses arising from its breach in an amount not to exceed 60% of the Base Purchase Price in the case of SGR and 40% of the Base Purchase Price in the case of SPE;
          (d) no Buyer Indemnified Party shall be entitled to indemnification under Section 9.2(a) to the extent Buyer has otherwise been compensated by reasons of adjustments (pursuant to Section 2.5) in the calculation of the Purchase Price relative to what it would have been absent such Losses; and
          (e) the amount of any Losses subject to indemnification under this Article IX shall be reduced or reimbursed, as the case may be, by any Third Party insurance proceeds, recoveries, or available net Tax Benefits received or realized by the relevant Buyer Indemnified Party or Seller Indemnified Party, as applicable with respect to such Losses. Buyer and Seller shall, and shall cause the Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, to, use commercially reasonable efforts to collect any amounts available under such Third Party insurance coverage and from any Person alleged to have responsibility and to realize any available net Tax Benefits. If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, receives an amount under Third Party insurance coverage or from a Third Party or realizes any net Tax Benefit with respect to Losses that were the subject of indemnification under this Article IX (or under Article VII) at any time subsequent to indemnification provided hereunder, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse Sellers to the extent of the amount received.
     Section 9.5 Waiver of Other Representations.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLERS, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR

WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY UNITS, THE COMPANY, THE ASSETS AND PROPERTIES OF THE COMPANY, THE CONVEYED LANDS, THE BUSINESS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN ANY OF THE OTHER TRANSACTION DOCUMENTS, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY, THE CONVEYED LANDS, THE ASSETS AND PROPERTIES OF THE COMPANY OR THE BUSINESS.
          (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN ANY OF THE OTHER TRANSACTION DOCUMENTS, THE COMPANY UNITS, THE CONVEYED LANDS, THE ASSETS AND PROPERTIES OF THE COMPANY AND THE BUSINESS ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY UNITS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY UNITS, THE COMPANY, THE CONVEYED LANDS, THE ASSETS AND PROPERTIES OF THE COMPANY OF ANY TYPE OR DESCRIPTION, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY UNITS, THE COMPANY, THE CONVEYED LANDS, THE ASSETS AND PROPERTIES OF THE COMPANY AND THE BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING STATEMENTS, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND ITS ATTACHED EXHIBITS, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN ANY OF THE OTHER TRANSACTION DOCUMENTS, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR ITS AND THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES). EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN ANY OF THE OTHER TRANSACTION DOCUMENTS, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM OR ANY REPORT OF ANY SURVEYS, STRUCTURAL INTEGRITY, RESERVOIR ENGINEERING CONSULTANT OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE FACILITY, THE BUSINESS, THE CONVEYED LANDS OR THE ASSETS AND PROPERTIES OF THE COMPANY, (B) THE PHYSICAL OR OPERATING CAPACITY OF THE FACILITY OR THE QUANTITY (EXCEPT AS SET FORTH IN SECTION 4.18), QUALITY OR STORAGE OR THE INJECTION OR

WITHDRAWAL RATES OF HYDROCARBONS ASSOCIATED WITH THE BUSINESS OR THE FACILITY, (C) ANY ESTIMATES OF THE VALUE OF THE BUSINESS OR FUTURE REVENUES GENERATED BY THE BUSINESS, (D) THE STORAGE CAPACITY OF HYDROCARBONS ASSOCIATED WITH THE BUSINESS, (E) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE FACILITY OR ANY PIPELINES OR WELLS ASSOCIATED THEREWITH, (F) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (G) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, ASSETS AND PROPERTIES OF THE COMPANY OR THE CONVEYED LANDS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE COMPANY UNITS (AS WELL AS ANY ASSETS AND PROPERTIES OF THE COMPANY OWNED OR HELD BY THE COMPANY AND THE CONVEYED LANDS) IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND (H) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM COPYRIGHT, PATENT OR TRADEMARK INFRINGEMENT.
     Section 9.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article IX, including as a result of Section 7.3, as adjustments to the Purchase Price for Tax purposes.
     Section 9.7 Exclusive Remedy; No Consequential Damages.
          (a) Except as provided in Article VII in respect of the Tax matters described therein, from and after the Closing, the indemnification and remedies set forth in this Article IX shall constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement (or in any certificate delivered in connection herewith); provided, however, that nothing in this Section 9.7 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article IX; and provided, further, that in the event a Party should assert rights or obligations in connection with the transactions contemplated by this Agreement under any Law or cause of action not based on the interpretation or application of this Agreement, the Parties agree that the provisions of this Article IX shall in all instances apply to such claim or cause of action. Furthermore, at any time on or before the Final Escrow Release Date, Buyer’s sole and exclusive remedy regarding indemnification for Losses (other than Losses attributable to (i) Sellers’ breach of (A) representations and warranties in Section 3.1, Section 3.2, Section 3.6, Section 4.3 and, solely with respect to Taxes resulting from the income of the Company, Section 4.7 (or in any certificate delivered in connection herewith, to the extent relating to Sellers’ representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.3(a), and, solely with respect to Taxes resulting from the income of the Company, Section 4.7), or (B) any covenant of Sellers set forth herein (or in any certificate delivered in connection herewith) or (ii) any claim for indemnity under Section 7.3 relating to income Taxes) shall be to enforce its remedies under Section 9.9. Except with respect to claims identified above in this Section 9.7(a), and to the extent allowed by applicable Law, each Party hereby waives, releases, acquits and forever discharges the other Parties and their respective Affiliates and Representatives from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, that such Party now (or at Closing) has against the other Party or Parties and their respective Affiliates and Representatives with respect to the transactions contemplated by this Agreement.
          (b) NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF THE BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THIS SECTION 9.7(B) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX; AND PROVIDED FURTHER THAT NOTWITHSTANDING THE WAIVER AND RELEASE BY THE COMPANY UNDER THE MUTUAL RELEASE OR THE LIMITATIONS SET FORTH ABOVE, THE COMPANY DOES NOT WAIVE OR RELEASE, AND EACH OF THE BUYER INDEMNIFIED PARTIES SHALL HAVE THE RIGHT TO RECOVER UNDER ARTICLE IX, ANY ACTUAL LOSSES (INCLUDING LOST REVENUES SOLELY WITH RESPECT TO THE CONTRACTS SET FORTH ON SCHEDULE 9.7(B)) SUFFERED BY THE COMPANY AS A DIRECT RESULT OF ANY BREACH BY SELLERS OF ANY REPRESENTATION, WARRANTY OR COVENANT HEREUNDER (OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH).
     Section 9.8 Release of Claims. Upon the Closing, the Company, the Sellers and each of the individuals listed on Schedule 1.1(b) shall execute and deliver a release, in substantially the form attached hereto as Exhibit C (the “Mutual Release”).
     Section 9.9 Escrow Release.
          (a) If Sellers are obligated to make payment of any amounts pursuant to this Article IX and such obligation is not in dispute, then Buyer and Sellers shall, within three (3) Business Days of such obligation arising (or, if later, ceasing to be in dispute), issue joint written instructions to the Escrow Agent instructing the Escrow Agent to remit the amount of such obligation to the account of Buyer (up to a maximum amount equal to the Escrow Amount) by wire transfer of immediately available funds within three (3) Business Days of the Escrow Agent’s receipt of such joint written instruction. If the amount of such obligation exceeds the Escrow Amount, the joint written instructions issued pursuant to this Section 9.9(a) shall require the release of the entire Escrow Amount and Buyer shall notify Sellers of the remaining amount required to be funded by Sellers.
          (b) On the date falling six (6) months after the Closing Date (or, if such date is not a Business Day, on the Business Day immediately preceding such date) (the “Initial Escrow Release Date”), Buyer and Sellers shall (subject to Section 9.9(c) and unless the Escrow Amount is or would be, pursuant to Section 9.9(c), zero) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Agreement and remit to the account of Sellers by wire transfer of immediately available funds within three (3) Business Days of the Escrow Agent’s receipt of such joint written instruction an amount equal to fifty percent (50%) of the Escrow Amount less any amounts previously released from the Escrow Agreement or held under the Escrow Agreement in respect of pending claims. On the date falling twelve (12) months after the Closing Date (or, if such date is not a Business Day, on the Business Day immediately preceding such date) (the “Final Escrow Release Date”), Buyer and Sellers shall (subject to Section 9.9(c) and unless the Escrow Amount is or would be, pursuant to Section 9.9(c), zero) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to remit the entirety of the balance of the Escrow Amount to the account of Sellers by wire transfer of immediately available funds within three Business Days of receipt of such joint written instruction.
          (c) If, on an Escrow Release Date, there are any pending unresolved claims by a Buyer Indemnified Party under this Article IX (or under Section 7.3 with respect to Sellers’ indemnity obligation under Section 7.3(a) with respect to Taxes), the amount that otherwise would be included in the joint instruction issued by Buyer and Sellers pursuant to Section 9.9(b) shall be reduced by an amount equal to such claims (to the extent that such reduction does not reduce the Escrow Amount below fifty percent (50%) with respect to the Initial Escrow Release Date or zero with respect to the Final Escrow Release Date). Such amount of reduction in respect of a pending unresolved claim by a Buyer Indemnified Party under this Article IX (or, under Section 7.3 with respect to Sellers’ indemnity obligations under Section 7.3(a) with respect to Taxes) shall be retained in the Escrow Account until such pending unresolved claim is resolved. Within three Business Days of such resolution, Buyer and Sellers shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to remit the amount relating to that resolved matter to the account of Buyer or Sellers, according to such resolution, by wire transfer of immediately available funds within three (3) Business Days of the Escrow Agent’s receipt of such joint written instruction.
          (d) In addition to the releases from the Escrow Agreement provided in above in this Section 9.9, upon the termination of the Escrow Agreement in accordance with the terms and provisions thereof, Buyer and Sellers shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the total amount of interest earned on the Escrow Amount from the Escrow Agreement and remit the same to the account of Sellers by wire transfer of immediately available funds within three (3) Business Days of the Escrow Agent’s receipt of such joint written instruction.

ARTICLE X.
TERMINATION
     Section 10.1 Termination. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) by the mutual consent of Buyer and Sellers as evidenced in a writing signed by each of Buyer and Sellers;
          (b) by Buyer (provided it is not then in material breach of any of its obligations under this Agreement), if there has been a material breach by Sellers of any representation, warranty or covenant contained in this Agreement (i) such that the conditions set forth in Section 8.2 would not be satisfied as of the time of such termination and (ii) such breach is incapable of being cured or has not been cured by Sellers within thirty (30) days after written notice thereof from Buyer;
          (c) by Sellers (provided neither Seller is then in material breach of any of its obligations under this Agreement), if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement (i) such that the conditions set forth in Section 8.3 would not be satisfied as of the time of such termination and (ii) such breach is incapable of being cured or has not been cured by Buyer within thirty (30) days after written notice thereof from Sellers;
          (d) by either Buyer or Sellers if any Governmental Authority having competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (e) by either Buyer or Sellers, if the Closing has not occurred on or before April 15, 2011 (the “Outside Date”) or such later date as the Parties may agree upon; provided, however, that the Outside Date may be extended for a period not to exceed sixty (60) days by either Buyer or Sellers by written notice to the other Party or Parties if the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in Section 8.1(b) failing to have been satisfied and the Party or Parties requesting such extension reasonably believe(s) that the relevant approvals will be obtained during such extension period; provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; or
          (f) by Sellers, upon an uncured breach by Buyer of the covenant set forth in Section 2.1(b).
     Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in Section 2.1(b), this Section 10.2, Section 11.2 and Section 11.4, each of which shall survive termination of this Agreement; provided, however, that if this Agreement is validly terminated by a Party as a result of a material breach of this Agreement by the non-terminating Party, then, subject to the limitations set forth in Section 9.3(e), and Section 9.4(e), the terminating Party shall be entitled to all rights and remedies available at law or in equity, and the consequences of such termination shall include remedies in respect of the Deposit as set forth in this Section 10.2. In the event this Agreement is terminated under Section 10.1(c), then in such event the Parties shall jointly instruct the Escrow Agent in writing to pay the Deposit (together with any interest earned thereon) to Sellers as liquidated damages. The Parties agree that the actual damages sustained by Sellers in the event of a termination of this Agreement pursuant to Section 10.1(c) are difficult to ascertain with any certainty, that the Deposit is a reasonable estimate of such damages, and that such payment shall be considered as liquidated damages and not a penalty. In the event this Agreement is terminated for any reason other than pursuant to Section 10.1(c), the Parties shall jointly instruct the Escrow Agent in writing to pay the Deposit (together with any interest earned thereon) to Buyer. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
ARTICLE XI.
MISCELLANEOUS
     Section 11.1 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder will be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by facsimile with receipt confirmed (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 11.1):
          (i) If to SGR, to:
SGR HOLDINGS, L.L.C.
28420 Hardy Toll Road North
Suite 125
Spring, TX 77373-7940
Attention:     Anthony J. Clark
Facsimile:     (281) 907-6312
Email:           ajclark@sgr-holdings.com
with a copy (which shall not constitute notice) to:
Andrews Kurth LLP
4200 Chase Tower
600 Travis St.
Houston, TX 77002
Attention:     Thomas G. Bateman, Jr.
Facsimile:     (713) 220-4285
Email:           tbateman@andrewskurth.com

          (ii) If to SPE, to:
SOUTHERN PINES ENERGY INVESTMENT CO., LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: General Counsel
Facsimile: (617) 867-4698
Email:
with a copy (which shall not constitute notice) to:
Bracewell & Giuliani LLP
711 Louisiana St., Suite 2300
Houston, TX 77002
Attention:  Steven R. Tredennick
Facsimile:  (713) 222-3236
Email:        steve.tredennick@bgllp.com
          (iii) If to Buyer or, after Closing, the Company, to:
PAA NATURAL GAS STORAGE, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Richard K. McGee
Facsimile: (713) 652-3700
Email:       RKMcGee@pnglp.com
with a copy (which shall not constitute notice) to:
Vinson & Elkins, LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:   Douglas S. Bland
Facsimile:   (713) 615-5649
Email:         dbland@velaw.com
          (iv) If to PAA, to:
PLAINS ALL AMERICAN PIPELINE, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Lawrence J. Dreyfuss, Vice President
Facsimile: (713) 646-4216
with a copy (which shall not constitute notice) to:

Vinson & Elkins, LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Douglas S. Bland
Facsimile: (713) 615-5649
Email:       dbland@velaw.com
     Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
     Section 11.3 Rights of Third Parties. Except for the provisions of Section 6.2, Section 6.6 and Article IX that are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.
     Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.
     Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and either Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement, in any certificate delivered at Closing and in any of the other Transaction Documents.
     Section 11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that in and of itself, such information is material to or outside the ordinary course of the business of the Company or is required to be disclosed on the Disclosure Schedules. Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent.
     Section 11.8 Amendments. This Agreement may be amended or supplemented at any time by additional written agreements signed by each Party, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.
     Section 11.9 Publicity. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules and except with respect to customary investor and analyst presentations, meetings and conference calls, in which case, the Party issuing or publishing such press release or making such public announcement shall provide, to the extent reasonably practicable, the other Party with a copy of such press release or public announcement (including any slides or transcripts to be used in any investor or analyst presentation or conference) in advance of its issuing or publishing such press release or making such public announcement, as applicable.
     Section 11.10 Severability. If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity or pursuant to the terms of this Agreement.

     Section 11.12 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in any state or federal court in Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Delaware with respect to any matter under this Agreement shall be binding.
          (b) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.12(a).
          (c) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 11.13 Time. Time is of the essence in the performance of each and every term, condition, and covenant contained in this Agreement.
     Section 11.14 Joinder of PAA and the Company.
          (a) As an inducement to Sellers to enter into this Agreement, PAA, joins herein for the sole purpose of agreeing to indemnify and hold harmless the Seller Indemnified Parties from and against all Losses that the Seller Indemnified Parties incur arising from or out of a breach by Buyer of its obligations under Section 2.3(c)(ii), Section 2.3(c)(iii), Section 2.3(c)(iv) and Section 2.3(c)(v). PAA’s indemnity under this Section 11.14(a) shall in no way be affected, modified or diminished by reason of any amendment, modification, waiver of, or change in any of the terms, conditions, representations, warranties, covenants and other agreements in this Agreement. The obligations of PAA under this Section 11.14(a) are independent of those of Buyer under this Agreement, and a separate action or actions may be brought or prosecuted against PAA to enforce its obligations under this Section 11.14(a), irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. If Closing occurs and Buyer’s obligations under Section 2.3(c)(ii), Section 2.3(c)(iii), Section 2.3(c)(iv) and Section 2.3(c)(v) have been fully performed, the obligations of PAA under this Section 11.14(a) shall terminate.
          (b) As an inducement to the Parties to enter into this Agreement, the Company joins herein for the sole purpose of being bound by the provisions set forth in Sections 6.6 and 9.2(g).
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS: SGR HOLDINGS, L.L.C.
By:	/s/ Anthony J. Clark
	Name:	Anthony J. Clark
	Title:	Principal

[SIGNATURES CONTINUE NEXT PAGE]

SOUTHERN PINES ENERGY INVESTMENT CO., LLC
By:	ArcLight Energy Partners Fund II, L.P., its sole Member

By:	ArcLight PEF GP II, LLC, its General Partner

By:	ArcLight Capital Holdings, LLC, its Manager

By	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Manager

[SIGNATURES CONTINUE NEXT PAGE]

BUYER: PAA NATURAL GAS STORAGE, L.P.
By:	PNGS GP LLC, its general partner

By:	/s/ Greg L. Armstrong
	Name:	Greg L. Armstrong
	Title:	Chairman and CEO

[SIGNATURES CONTINUE NEXT PAGE]

The undersigned has executed this Agreement solely for purpose of acknowledging and agreeing to its obligations pursuant to Section 11.14(a) hereof: PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole owner

By:	Plains All American GP LLC, its general partner

By:	/s/ Greg L. Armstrong
	Name:	Greg L. Armstrong
	Title:	Chairman and CEO

[SIGNATURES CONTINUE NEXT PAGE]

THE COMPANY:

The undersigned has executed this Agreement solely for purpose of acknowledging and agreeing to its obligations pursuant to Sections 6.6 and 9.2(g) hereof:

SG RESOURCES MISSISSIPPI, L.L.C.

By:	/s/ Anthony J. Clark
	Name:	Anthony J. Clark
	Title:	President